As filed with the Securities and Exchange Commission on July 10, 1997

                                                   REGISTRATION NO. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  ------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                                  ------------
                               SYNCRONYS SOFTCORP
                 (Name of small business issuer in its charter)

               NEVADA                           7372                               33-0653223
 (State or other jurisdiction of     (Primary standard industrial     (I.R.S. Employer Identification)
  incorporation or organization)     classification code number)

                               SYNCRONYS SOFTCORP
                              3958 INCE BOULEVARD
                         CULVER CITY, CALIFORNIA  90232
                                 (310) 842-9203
    (Name, address and telephone number of principal executive offices and principal place of business)

                                Daniel G. Taylor
                             Chairman of the Board
                              3958 Ince Boulevard
                         Culver City, California  90232
                                 (310) 842-9203

           (Name, address and telephone number of agent for service)
                                  ------------
                                   Copies to:

                            Harvey Saferstein, Esq.
                           Claude S. Serfilippi, Esq.
                             Chadbourne & Parke LLP
                             30 Rockefeller Center
                           New York, New York  10112
                                  ------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                                  ------------
 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

                                                CALCULATION OF REGISTRATION FEE
==============================================================================================================
TITLE OF EACH CLASS OF           NUMBER OF SHARES TO       PROPOSED MAXIMUM         PROPOSED        AMOUNT OF
   SECURITIES TO BE               BE REGISTERED (1)           AGGREGATE             MAXIMUM           REGIS-
      REGISTERED                                            OFFERING PRICE         AGGREGATE       TRATION FEE
                                                           PER SECURITY (2)    OFFERING PRICE (2)
---------------------------------------------------------------------------------------------------------------
Common Stock,                         888,945 (3)            $     2.19          $  1,946,790       $   590.00
$.0001 par value
---------------------------------------------------------------------------------------------------------------
Common Stock,                       3,600,000 (4)            $     2.19          $  7,884,000       $ 2,389.00
$.0001 par value
---------------------------------------------------------------------------------------------------------------
Common Stock,                         694,444 (5)            $     2.75          $  1,909,721       $   579.00
$.0001 par value
---------------------------------------------------------------------------------------------------------------
Common Stock,                         900,000 (6)            $     3.75          $  3,375,000       $ 1,023.00
$.0001 par value
---------------------------------------------------------------------------------------------------------------
     TOTAL:                         6,083,389                                    $ 15,115,511       $ 4,581.00


(1) Pursuant to Rule 416, the Registration Statement relates to an indeterminate number of shares of Common Stock issuable upon exercise of the Private Placement Warrants and conversion of the Private Placement Debentures and Private Placement Convertible Preferred Stock, which shares of Common Stock are registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(3) Common Stock underlying Private Placement Debenture originally issued to Plymouth Partners, L.P.

(4) Common Stock issuable upon conversion of the Private Placement Convertible Preferred Stock and certain Private Placement Warrants originally issued to Capital Ventures International.

(5) Common Stock issuable upon exercise of Private Placement Warrants originally issued to Plymouth Partners, L.P.

(6) Common Stock issuable upon exercise of certain Private Placement Warrants originally issued to Capital Ventures International.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               SYNCRONYS SOFTCORP
                                  ------------
                      REGISTRATION STATEMENT ON FORM SB-2

                CROSS-REFERENCE SHEET PURSUANT TO REGULATION S-B

       Form SB-2 Item                                       Caption in Prospectus
       --------------                                       ---------------------
1.    Front of Registration Statement and Outside Front
      Cover of Prospectus   . . . . . . . . . . . . . . .  Front of Registration Statement and Outside Front Cover
                                                           Page of Prospectus

2.    Inside Front and Outside Back Cover Pages of
      Prospectus  . . . . . . . . . . . . . . . . . . . .  Inside Front and Outside Back Cover Pages of Prospectus

 3.   Summary Information and Risk Factors  . . . . . . .  Prospectus Summary; Risk Factors

 4.   Use of Proceeds   . . . . . . . . . . . . . . . . .  Use of Proceeds

 5.   Determination of Offering Price   . . . . . . . . .  Not Applicable

 6.   Dilution  . . . . . . . . . . . . . . . . . . . . .  Not Applicable

 7.   Selling Security Holders  . . . . . . . . . . . . .  Selling Stockholders

 8.   Plan of Distribution  . . . . . . . . . . . . . . .  Plan of Distribution

 9.   Legal Proceedings   . . . . . . . . . . . . . . . .  Business - Litigation

10.   Directors, Executive Officers, Promoters and
      Control Persons   . . . . . . . . . . . . . . . . .  Management

11.   Security Ownership of Certain Beneficial Owners
      and Management  . . . . . . . . . . . . . . . . . .  Principal Stockholders

12.   Description of Securities   . . . . . . . . . . . .  Description of Securities

13.   Interest of Named Experts and Counsel   . . . . . .  Not Applicable

14.   Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities  . .  Disclosure of Commission Position on Indemnification for
                                                           Securities Act Liabilities

15.   Organization Within Last Five Years   . . . . . . .  Prospectus Summary; Business

16.   Description of Business   . . . . . . . . . . . . .  Business

17.   Management's Discussion and Analysis or Plan of
      Operation   . . . . . . . . . . . . . . . . . . . .  Management's Discussion and Analysis

18.   Description of Property   . . . . . . . . . . . . .  Business - Properties

19.   Certain Relationships and Related Transactions  . .  Certain Transactions

20.   Market for Common Equity and Related Stockholder
      Matters   . . . . . . . . . . . . . . . . . . . . .  Market for Common Stock and Related Stockholder Matters

21.   Executive Compensation  . . . . . . . . . . . . . .  Management

22.   Financial Statements  . . . . . . . . . . . . . . .  Financial Statements

23.   Changes in and Disagreements With Accountants on
      Accounting and Financial Disclosures  . . . . . . .  Not Applicable

SUBJECT TO COMPLETION
PROSPECTUS
July    , 1997



                               SYNCRONYS SOFTCORP

                        6,083,389 SHARES OF COMMON STOCK

         This Prospectus relates to 6,083,839 shares of common stock of Syncronys Softcorp (the "Company"), par value $.0001 per share (the "Common Stock"), which may be offered for sale from time to time by certain stockholders of the Company (the "Selling Stockholders"). The shares of Common Stock offered hereby (collectively, the "Securities") consist of (i) up to 694,444 shares of Common Stock issuable upon exercise of a warrant (the "Plymouth Warrant") originally issued to Plymouth Partners, L.P. ("Plymouth"); (ii) up to 900,000 shares of Common Stock issuable upon exercise of warrants (the "CVI Warrants") originally issued to, or to be issued to, Capital Ventures International ("CVI") (collectively, the "Plymouth Warrant" and the "CVI Warrants" are referred to herein as the "Private Placement Warrants"); (iii) 888,945 shares of Common Stock issuable upon conversion of a 9% Convertible Debenture due April 1, 2000 (the "Private Placement Debenture") in the aggregate principal amount of $1,250,000 and originally issued to Plymouth; and (iv) 3,600,000 shares of Common Stock issuable upon exercise of 2,000 shares of convertible preferred stock (the "Private Placement Convertible Preferred Stock") originally issued to CVI.

         The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby by the Selling Stockholders. The Company will pay all of the fees and expenses associated with registration of the Securities except that the Selling Stockholders have paid to the Company an amount equal to $30,000 as partial reimbursement for such fees and expenses and have agreed to pay any discounts or commissions with respect to any sale of the Securities.

         THE COMMON STOCK OFFERED HEREBY MAY BE OFFERED FROM TIME TO TIME BY THE SELLING STOCKHOLDERS THROUGH ORDINARY BROKERAGE TRANSACTIONS, IN NEGOTIATED TRANSACTIONS OR OTHERWISE, AT MARKET PRICES PREVAILING AT THE TIME OF SALE OR AT NEGOTIATED PRICES. SEE "PLAN OF DISTRIBUTION."

         The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "SYCR." There is no public market for the Private Placement Warrants, the Private Placement Debenture or the Private Placement Convertible Preferred Stock. The Private Placement Warrants, the Private Placement Debenture and the Private Placement Convertible Preferred Stock may not be offered publicly for resale in the absence of an effective registration statement and none is contemplated.

                                  ------------

  THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.     SEE
         "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS
                     OF THE COMMON STOCK OFFERED HEREBY .

                                  ------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH
 THE SECURITIES AND EXCHANGE COMMISSION.  THESE SECURITIES MAY NOT BE SOLD NOR
       MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO
        SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE
ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR
         SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION
                  UNDER THE SECURITIES LAW OF ANY SUCH STATE.

                 The date of this Prospectus is July __, 1997.

                             AVAILABLE INFORMATION

         A Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as exhibits to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning the Company may be inspected or copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York, 7 World Trade Center, 13th Floor, New York, New York 10048, and in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such documents can be obtained at the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent public accounting firm.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the anticipated development and expansion of the Company's business, the markets in which the Company's software products are offered, anticipated capital expenditures, the intent, belief or current expectations of the Company, its directors or its officers with respect to the Company's future financial performance and other matters, and other statements regarding matters that are not historical facts, are "forward-looking" statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Such "forward-looking" statements are subject to various risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth under "Risk Factors" and "Business."

                               PROSPECTUS SUMMARY



         The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information, the consolidated financial statements, and the notes thereto appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. References herein to FY 1995 and FY 1996 refer to the Company's fiscal year ended June 30, 1995 and 1996, respectively.

THE COMPANY

         The Company develops and markets software products. Products currently in retail distribution are: (1) RAM Charger 3.0, which provides a performance boost for the Mac operating system through intelligent and more efficient memory utilization and dynamic memory allocation; (2) MacAccess 2.0, which enables PCs to read, write and format Mac floppy discs and most common removable media in Windows 3.1x and Windows 95; (3) WinKrypt, an advanced Windows 95 security suite which allows the user to lock data, secure e-mail and search for intruders; (4) Burn It!, an enhanced file deletion utility for Windows 95 and MacIntosh System 7x that overwrites the sector multiple times effectively barring its retrieval; (5) & (6) CD-Speedster (PC) and CD-Speedster
(Mac), which increase speed and performance of CD-ROMs under Windows 95 and 3.1x, and under MacIntosh System 7x by incorporating proprietary caching technology; (7) Windrenalin HD, a patented software product designed to add instant hard drive acceleration to PCs operating under Windows 95; and (8) SoftRAM3.0, a system performance utility designed to accelerate CD-ROM data access, compress data in RAM and monitor system performance for Windows 95 and 3.1x. RAM Charger 3.0 and MacAccess 2.0 began shipping late in the first quarter of fiscal year 1997. WinKrypt, and Burn It! began shipping in November 1996. CD-Speedster (PC) and CD-Speedster (Mac) began shipping in January 1997. Windrenalin HD and SoftRAM3.0 began shipping in late February 1997. RAM Charger 3.0, MacAccess 2.0, WinKrypt, Burn It!, CD-Speedster (PC), CD-Speedster
(Mac), Windrenalin HD and SoftRAM 3.0 are collectively referred to herein as the "Existing New Products."

         In order to focus its resources on the release and development of the products discussed above, the Company has postponed the previously targeted release dates of EyeCatcher, a Windows 95 program that turns a video or PC camera into a motion-detection security system providing instant, real-time fax and e-mail "alert" delivery and/or replay of recorded images triggered by custom pre-programmed cues or timing. Certain of the Company's distributors and several software retailers have already indicated a willingness to stock EyeCatcher when and if available. However, there can be no assurance that EyeCatcher or other new products will be released by the Company or if released, that such release will be on a timely basis; or that any product, including any of the Existing New Products, will achieve any significant degree of market acceptance or that such acceptance, if attained, will be sustained for any significant period; or that any such product, including any of the Existing New Products, will be profitable or that profitability, if any, will be sustained. Failure to complete on a timely basis, or lack of demand for products, including the Existing New Products, upon completion and distribution, would have a material adverse effect upon the Company and such adverse effect would be severe. As well, the Company's success depends to a large extent on its ability to respond promptly to market feedback and provide adequate technical support and service to customers and there can be no assurance that the Company will be successful in so responding.

         Although the Company has been in existence since 1986, its current operations have been in place only since its merger with Seamless Software Corporation, a Nevada corporation engaged in the business of software development and marketing ("Seamless"), in May 1995. See "The Company." Accordingly, the

Company is still in many respects subject to many of the risks and uncertainties inherent to a new enterprise. See "Risk Factors."



THE OFFERING

         Securities offered by the Selling Stockholders..........    6,083,389 Shares of Common Stock

         Common Stock outstanding after the Offering.............
                                                                     ----
         Risk Factors............................................    The shares of Common Stock offered
                                                                     hereby are speculative and involve a
                                                                     high degree of risk.  See "RISK
                                                                     FACTORS."


RECENT DEVELOPMENTS

         On April 10, 1997, the Company completed a $1,250,000 private placement of the Private Placement Debenture. The Private Placement Debenture was sold at 100 percent of principal amount and bears interest at a rate of 9% with interest deferred until the earliest of the date of conversion or April 10, 2000. The Private Placement Debenture is convertible, in whole or in part, at the option of the holder at any time into shares of the Company's common stock at a conversion price of $1.80 per share. Any amount not converted by April 10, 2000 and related accrued interest will automatically be converted into common stock based on the conversion rate. The Private Placement Debenture was originally issued to Plymouth with the Plymouth Warrant, which entitles its holder to purchase 694,444 shares of the Company's common stock at a purchase price of $2.75 per share. The Plymouth Warrant may be exercised, in whole or in part, at any time prior to April 10, 2002.

         On June 27, 1997, the Company issued to CVI 2,000 shares of 8% Private Placement Convertible Preferred Stock and warrants to purchase 600,000 shares of the Company's Common Stock at an exercise price of $3.75 per share. The Private Placement Convertible Preferred Stock is convertible into common stock at a price ranging from a zero discount to the market price to a maximum of 15% after 12 months following the close. Subject to certain conditions, the Company may issue up to 3,000 additional shares of Private Placement Convertible Preferred Stock and warrants to purchase 750,000 shares of Common Stock over the next eight months.

                                  RISK FACTORS

         THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISKS AND THE COMMON STOCK OFFERED HEREBY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS PRIOR TO PURCHASE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.


DEPENDENCE ON SUCCESS OF NEW PRODUCTS

         The Company depends on the successful development of new products, including new titles and the adaptation of existing titles to new platforms and technologies, to expand its product offerings and to augment revenues from products that have declined in revenue prospects. The Company also depends on upgrades of existing products to lengthen the life cycle of its products. The Company must continually anticipate and adapt its products to emerging personal computer platforms and environments. If the Company's products become outdated, or if new products or existing product upgrades are not introduced when planned or do not achieve the revenues anticipated by the Company, the adverse consequences upon the Company could be severe.

PRODUCT DEVELOPMENT

         The Company is devoting substantial resources and efforts to the development of software products that are designed to operate on Microsoft's Windows 95. Should the Company not be able to develop products successfully and timely that function under Windows 95, and offer perceived value to Windows 95 users, future revenues would be adversely affected. There can be no assurance that a market will develop for any of the Company's products, or that, if a market does develop, that such products will be profitable or that profitability, if attained, can be sustained. Failure to complete on a timely basis, or lack of demand for the Company's products upon completion and distribution, would have a material adverse effect upon the Company and such adverse effect would be severe.

         Exclusive of licensing agreements and acquisitions, the length of time required to develop the Company's products and product upgrades typically ranges from nine to 24 months, as is common in the software industry. In the past, the Company has experienced delays in the planned release of new products or product upgrades from one to 15 months as a result of completing development, product testing and quality assurance. There can be no assurance that such delays from planned product release dates will not occur in the future. Additionally, there can be no assurance that the Company will be able to release new products on schedule or that such new products, if released, will achieve market acceptance. If a product's release is delayed the Company's expected return on its investment in the product could be materially delayed or diminished.

ADVERSE IMPACT OF SOFTRAM RECALL

         During fiscal years 1995 and 1996, the Company was heavily dependent on SoftRAM and related products to achieve profitability. The Company released SoftRAM for Windows 3.x in late May of 1995, and SoftRAM95 for Windows 95 and 3.x in August of 1995. This program was designed to increase the Random Access Memory ("RAM") that a personal computer ("PC") can make available to Windows applications through proprietary memory compression technology which allocates a PC's physical RAM in a manner that optimizes space and speed. A significant portion of the Company's net revenues were derived from

SoftRAM and SoftRAM95 during FY 1996 (approximately 96%). However, the Company announced on October 20, 1995 that it had identified a problem with SoftRAM95, the net result of which is that RAM compression was not being delivered to the Windows 95 operating system. The Company also announced a comprehensive consumer program which included refunds, extended toll-free customer assistance and a program to re-sticker all product in the retail channel informing consumers that SoftRAM95 was suitable for Windows 3.x only. Because this stickering program did not result in complete coverage of all inventory, on December 18, 1995, the Company attempted to mitigate the adverse consequences of the problem by initiating the recall of SoftRAM95 from the Company's retail channels.

         The SoftRAM95 problem resulted in several private lawsuits as well as investigations by the New York Regional Office of the Federal Trade Commission and the Florida Attorney General's Office with respect to SoftRAM and/or SoftRAM95. The Company took one time charges totaling $12,344,652 in fiscal 1996 to provide for the costs of this recall, including product returns in excess of normal reserves, legal fees and expenses and settlement costs for litigation related to SoftRAM and SoftRAM95.

         While the Company implemented the recall and consumer programs to mitigate the potential adverse effects on the Company arising from the problem, there can be no assurance that this will be the case. This problem and the related litigation could have a material adverse effect on the reputation of the Company and its products, including the Existing New Products, the Company's ability to profitably market future versions of SoftRAM and/or other products and/or the Company's financial condition and results of operations. A new version of SoftRAM, SoftRAM3.0, a system performance utility designed to accelerate CD-ROM data access, compress data in RAM and monitor system performance for Windows 95 and Windows 3.x was released in late February, 1997. There can be no assurance that SoftRAM3.0 will achieve any degree of market acceptance or that such acceptance, if attained, will be sustained for any significant period.

INTENSE COMPETITION

         The software industry is intensely competitive and consumer demand for particular software products may be adversely affected by the increasing number of competitive products from which to select. The Company has numerous competitors of varying sizes and resources. Existing competitors may broaden their product lines and potential competitors (including large computer or software manufacturers) may enter or increase their focus in the areas in which the Company's products compete, which could result in greater competition for the Company. Many of the Company's competitors or potential competitors may market, or can potentially market, their products to the end users of such products more effectively than can the Company and may have more ability to control pricing and marketing decisions. To the extent that competitors achieve either a performance, price or distribution advantage, the Company could be adversely affected.

         Among the Company's potential competitors is Microsoft Corporation ("Microsoft"), the dominant supplier of computer operating systems. Microsoft frequently coordinates its operating system marketing efforts with those for its applications software. Microsoft could seek to design its products so as to be incompatible with the Company's products, including products under development, or to incorporate features which duplicate features of the Company's products. Microsoft could also seek to market its products to original equipment manufacturers in such a manner that the market for the Company's products would be diminished. There can be no assurance that competition from PC hardware suppliers, Microsoft or others would not render the Company's products non-competitive or obsolete.

         Competitive pressures could not only have an adverse effect on the Company's sales but also result in price reductions that could materially adversely affect the Company's operating results. In particular, competition in Microsoft's Windows application segment from major software suppliers is intensifying, and the "competitive upgrade" price discounting among the major firms is eroding the traditional pricing structures that had previously existed in the software industry. These competitive pressures may adversely affect industry-wide operating margins including those of the Company. There can be no assurance of price-stability or that any price reductions would result in an increase in unit sales volume. Price reductions would lead to a decrease in the revenues from, and gross margin on, sales of the Company's products in the future and could result in lower cash flow or operating margins.

         The Company believes that the principal competitive factors in the software industry include product features, quality, ease of use, access to distribution channels, relationships with other hardware and software manufacturers, brand name recognition, quality of support services and price. Furthermore, increased competition may result in the loss of shelf space, reduction in sell-through of the Company's products at retail stores, reduction in access to alternative marketing channels (such as bundling with complementary products) or additional price competition, any of which could have a material adverse effect on the Company's results of operations.

FLUCTUATIONS IN OPERATING RESULTS

         The Company generally believes that its operating results for any quarter are not necessarily indicative of results for any future period. The Company has in the past experienced fluctuations in its quarterly operating results and expects such fluctuations to continue, to varying and unpredictable degrees, in the future. Factors that contribute to fluctuations in the Company's quarterly operating results include the timing of new product introductions, competitive offerings, product shipments, product returns, promotional programs, seasonality and general economic conditions. In addition, quarterly operating results will be affected by changes in market acceptance and sales of Existing New Products. Historically, seasonality has not been a significant factor for the Company.

         Moreover, because the Company generally ships its software products within a short period after receipt of an order, it typically does not maintain a material backlog of unfilled orders. As a result, revenues in any quarter or other period are substantially dependent upon orders booked in that period. Orders booked during any particular period are substantially dependent upon numerous factors, including the scheduled release of new products and product enhancements and updates by the Company and its competitors; the release or anticipated release of complementary products by other software suppliers; market acceptance of such products, enhancements and updates; delays in customer orders in anticipation of industry developments and numerous other factors, many of which are beyond the Company's control.

         Accordingly, the Company's revenues are difficult to forecast and may vary significantly from quarter to quarter. In addition the Company's expense levels for each quarter are, to a significant extent, fixed in advance based upon the Company's expectation as to the net revenues to be generated during that quarter. The Company therefore is generally unable to adjust spending in a timely manner to compensate for any unexpected shortfall in net revenues. As a result of these factors any delay in product introductions, whether due to internal delays or delays caused by third party difficulties, or any significant shortfall in demand in relation to the Company's expectations, would have an almost immediate adverse impact on the Company's operating results and on its ability to maintain profitability in a quarter. However, while the Company's expenses are, to a significant extent, fixed in advance, the Company is making efforts to adjust spending in relation to net revenues until such time, if any, that new products are released and such new products and/or current products gain market acceptance.

SHORT OPERATING HISTORY; RECENT OPERATING LOSSES

         Although the Company has been in existence since 1986, its current operations have been in place only since its merger with Seamless in May 1995. Accordingly, the Company is still in many respects subject to the risks and uncertainties inherent to a new enterprise, including lack of sufficient capital for expansion, reliance on key personnel, a highly competitive environment and difficulty in addressing unanticipated problems, delays and expenses. The Company realized a net loss of $12,021,950 for FY 1996 and $3,411,696 for the first nine months of FY 1997 and expects losses to continue until such time, if at all, that the Existing New Products or other new products, if any, gain acceptance in the marketplace. There can be no assurance that new products will be released by the Company, or if released that such release will be on a timely basis; or that any product, including the Existing New Products, will achieve any degree of market acceptance or that such acceptance if attained will be sustained for any significant period; or that any new products, including the Existing New Products, will be profitable or profitability, if any, can be sustained. Although the Company's expenses are, to a significant extent, fixed in advance, the Company is making efforts to adjust spending in relation to net revenues until such time, if any, that the Existing New Products or other released new products, if any, generate significant revenue. As well, the Company's success will depend in part on its ability to respond promptly to market feedback and provide adequate technical support and service to customers and there can be no assurance that the Company will be successful in responding.



TECHNOLOGICAL CHANGE

         The computer software industry is continually undergoing rapid changes as a result of technological advances. The Company's ability to continue its operations will be highly dependent upon its ability to continue to develop products which utilize the latest technological advances, are compatible with accepted technological standards, can gain customer acceptance and are competitively priced. Further technological developments by the Company's competitors may result in the Company's products becoming less competitive in the marketplace. Any failure by the Company to anticipate or respond adequately to changes in technology or customer preferences, or any significant delays in product development or introduction could have a material adverse effect on the Company's business.

LITIGATION

         The Company and certain current or former directors and officers of the Company (Daniel G. Taylor, Rainer Poertner, Wendell Brown and Kevin O'Neill) have been named as defendants in a complaint for declaratory relief filed on October 1, 1996 in United States District Court for the Central District of California by Agricultural Excess & Surplus Insurance Company ("AESIC"). The complaint seeks a declaration that AESIC is not obligated under its directors and officers' insurance policy to indemnify any of the defendants for any amounts incurred in connection with certain litigation matters previously settled by the Company. AESIC also seeks a declaration that it is entitled to recoup all amounts expended to fund the settlement of such litigation. The Company filed a counterclaim for bad faith against AESIC and a third party complaint against the brokers. The Company and AESIC have reached a settlement in principle of the foregoing matters pursuant to which, without any admission of liability, the Company and the brokers will pay to AESIC $250,000 and $200,000, respectively. The parties are currently negotiating the terms of final documentation with respect to such settlement.

MARKET FOR SECURITIES; POSSIBLE LOSS OF QUOTATION OF COMMON STOCK; RISKS RELATING TO LOW-PRICED STOCKS

         While the Company's Common Stock is currently quoted on the OTC Bulletin Board, there can be no assurance that the Company will continue to meet the maintenance criteria for continued listing of the Common Stock on the OTC Bulletin Board. In such event, investors will find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. The Common Stock would then also be subject to the risk that it could become characterized as low priced or "penny stock," which characterization could severely affect market liquidity. The Commission's regulations governing low-priced or penny stocks could limit the ability of broker-dealers to sell the Common Stock and thus the ability of holders of Common Stock to sell the Common Stock in the secondary market.

VOLATILITY OF PRICES OF THE SECURITIES

         The trading prices, if any, of the Common Stock could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company or its competitors, suppliers or customers and other events and factors. In addition, the stock market in general, and the securities of high technology companies in particular, have experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to their performance, and may adversely affect the market prices, if any, for the Common Stock.

DILUTION

         Dilution will occur upon the conversion of outstanding debentures and the exercise of outstanding stock options and other warrants and may occur in connection with future financings to meet the Company's capital requirements.

DEPENDENCE ON AND INTENSE COMPETITION FOR KEY PERSONNEL

         The continued development of the Company's business and operations has been dependent upon its principal executive officers, Messrs. Rainer Poertner and Daniel G. Taylor. While the Company has entered into employment agreements with each of these executives, each of which has a remaining term of approximately three years, these executives may voluntarily terminate their employment with the Company at any time. The loss of the services of either of these executives could have a material adverse effect on the Company. The Company does not maintain key man life insurance with respect to either of these executives.

         In addition, recruitment of personnel in the computer software industry is highly competitive. The Company's success depends to a significant extent upon the performance of its executive officers and other key personnel. The loss of the services of key individuals could have a material adverse effect on the Company. The Company's future success will depend in part upon its continued ability to attract and retain highly qualified personnel. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

POSSIBLE UNAVAILABILITY OF ADDITIONAL FINANCING

         The Company will generally be required to seek financing if demand for its new products is sufficiently great to require expansion at a faster rate than anticipated, or if research and development expenditures or the extent of service and customer support that the Company is required to provide are greater than expected or other opportunities arise which require significant investment. If financing is required, such financing may be raised through equity offerings, joint ventures or other collaborative relationships, borrowings and other sources. There can be no assurance that such financing will be available or, if it is available, that it will be available on acceptable terms. If funds are raised through the issuance of equity securities, the percentage ownership of the then current shareholders of the Company will be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Common Stock. If adequate funds are not available to satisfy either short- or long-term capital requirements, the Company may be required to limit its operations significantly and this would likely have a material adverse effect on the Company's results of operations.

MANAGEMENT OF GROWTH

         If significant demand for the Company's products develops, the Company expects rapid growth, which could cause the Company to increase in size, placing a significant strain on its management, product development personnel, customer service organization and other resources. In order to support such growth, the Company would also be required to expand its sales, marketing and accounting organizations and its management information systems. Failure to expand effectively its management, product development personnel, sales, marketing, accounting and customer service organizations or its management information systems could have a material adverse effect on the business of the Company. Competition for qualified personnel is intense, and no assurances can be given that the Company will be able to secure additional qualified management, product development, customer service, sales and marketing personnel or to retain such personnel.

         In addition, the Company recently acquired Syncronys Softcorp Israel Ltd. (formerly known as Veritas Technology Solutions Ltd., ("Syncronys Israel"), a software company. See "Business - Strategy." It is critical to the Company's success to integrate effectively the operations and businesses of Syncronys Israel. If the Company is unable to successfully integrate the operations of Syncronys and Syncronys Israel, the Company's operating results could be adversely effected.

RELIANCE ON INDIRECT DISTRIBUTION

         The Company currently has only a limited direct sales force and its plans for expansion depend significantly on its ability to market and sell products domestically and internationally through third parties, such as distributors, value-added resellers and systems integrators. The Company's performance may depend in part on attracting, retaining and motivating such resellers. Certain of the Company's resellers may also act as resellers for other entities and could devote greater effort and resources to marketing other products. The Company's resellers may be provided discounts and special pricing or distribution arrangements, the effect of which would be to decrease the Company's gross margins compared to those the Company might achieve through direct sales. There can be no assurance that resellers will be effective in marketing the Company's products or that they will devote the resources necessary to provide effective sales and marketing support to the Company. In addition, the Company may become dependent on the continued viability and financial stability of its resellers.

MANUFACTURING AND TECHNICAL SUPPORT

         All manufacturing, fulfillment and technical support for the Company's products are provided on a contract basis by unrelated third parties. While the Company believes that these third parties have excess capacity should the need arise, there can be no assurance that they will be able to meet future demand for manufacturing and technical support services. The Company believes that its relations with these third parties are good and that, while it has no reason to expect the termination of these relationships, alternative means for providing these services are readily available at comparable cost to the Company. If alternative arrangements for manufacturing or technical support are required, the Company may incur additional costs and expenses or product delays which could adversely affect operating results.

         The Company's third party manufacturer purchases numerous disks for the Company's software products from various suppliers. Because of the availability of numerous alternative sources of supply, the Company believes it is not necessary to enter into written agreements with disk suppliers. Nevertheless, the Company may be vulnerable to changes in product quality and pricing by its disk suppliers. Future disruptions in the supply of suitable disks from the Company's principal suppliers, if prolonged, could have an adverse effect upon the Company's results of operations unless and until suitable replacements were obtained.

PRODUCT RETURNS

         Like other manufacturers of package software products, the Company is exposed to the risk of product returns from distributors and reseller customers. There can be no assurance that actual returns in excess of recorded allowances will not result in a material adverse effect on the business, operating results and financial condition.

PROPRIETARY RIGHTS

         The Company regards the software that it owns as proprietary and relies primarily on a combination of copyrights, pending patents, trademarks, trade secret laws, employee and third-party nondisclosure agreements along with other methods to protect its proprietary rights. The Company has filed an application with the United States Patent and Trademark Office requesting patent protection for the SoftRAM technology, but there is no assurance that a patent will be issued. None of the Company's other products are covered by patents or patent applications. The Company believes that, due to the rapid rate of technological change within the industry, copyrights, trademarks and patents are important, but are less significant to the Company's success than factors such as the knowledge, ability and experience of the Company's personnel, the quality of its customer service, research and development, brand name recognition and product loyalty.

         Only a minority of the Company's products include any mechanisms to prevent or inhibit unauthorized copying and, on a going forward basis, the Company does not expect regularly to include these mechanisms in new products or product updates. The Company is aware that unauthorized copying occurs within the software industry, but policing unauthorized use of the Company's products is difficult. While the Company is unable to determine the extent to which software piracy of its products occurs, software piracy can be expected to be a persistent issue. If a significant amount of unauthorized copying were to occur, the Company's operating results could be adversely affected.

         The Company believes that its products and other proprietary rights do not infringe upon the proprietary rights of any third parties. As the number of software products in the industry increases and the functionality of these products further overlaps, software developers including the Company may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future, with respect to current or future products, or that any such assertion may not require the Company to enter into royalty arrangements or to enter into costly litigation.

CONTROL BY CURRENT OFFICERS AND DIRECTORS

         Immediately after completion of the offering, without giving effect to any potential dilution from the exercise of the Debenture, Options or Warrants, the executive officers and directors of the Company and their affiliates will be the beneficial owners of shares of Common Stock representing in excess of 45% of the outstanding shares. Accordingly, such stockholders may effectively have the ability to elect all of the directors of the Company and determine the outcome of all other matters submitted for approval of the Company's stockholders.

POTENTIAL ANTI-TAKEOVER EFFECT OF PROVISIONS OF ARTICLES OF INCORPORATION AND NEVADA LAW

         The Company's Articles of Incorporation and By-Laws, and certain provisions of the Nevada Corporation Law, contain provisions concerning voting, issuance of preferred stock, removal of officers and directors and other matters which may have the effect of discouraging, delaying or preventing a change of control of the Company. See "Description of Capital Stock."

AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK

         The Board of Directors, without further action by the shareholders, may cause the Company to issue up to ten million (10,000,000) shares of Preferred Stock on such terms and with such rights, preferences and designations as the Board of Directors may determine. Issuance of such Preferred Stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. Pursuant to such authority, on July 1, 1997 the Company issued 2,000 shares of Convertible Preferred Stock. See "Summary--Recent Developments."

SHARES AVAILABLE FOR RESALE

         As of March 31, 1997, 19,307,892 shares of Common Stock were outstanding. As of July 10, 1997 all such shares are transferable pursuant to Rule 144 of the Securities Act. In addition, the Company has reserved 2,000,000 shares of Common Stock for issuance pursuant to the 1995 Stock Option Plan, 8,000,000 shares of Common Stock for issuance under the May 1996, Private Placement Warrants and Private Placement Debentures and 4,500,000 shares of Common Stock for issuance under the June 1997 Private Placement Debentures and Warrants. Outstanding shares of Common Stock held by, and any reserved shares issued to affiliates and employees of the Company may not be sold other than pursuant to an effective registration statement or an exemption from registration under the Securities Act. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sales, if any, of the Common Stock by any Selling Stockholder. Any money received by the Company upon exercise of the Private Placement Warrants will be used for working capital purposes.

                                DIVIDEND POLICY

         To date, the Company has not paid any cash dividends on its Common Stock. The Company does not anticipate paying any dividends in the foreseeable future. The Company intends to retain any future earnings to finance the growth and development of its business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors and will depend on the Company's operating results, financial condition, capital requirements and such other factors as the Board of Directors may deem relevant. In addition, the Company's Board of Directors has the authority, without obtaining shareholder approval, to issue shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock. Accordingly, the terms of such preferred stock could provide for preferential dividend rights or otherwise restrict the ability of the Company to pay dividends to the holders of Common Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



FLUCTUATIONS IN OPERATING RESULTS

         Although the Company's revenues for FY 1996 increased dramatically as compared to the prior year, these revenues were realized primarily during the first two fiscal quarters prior to the SoftRAM95 recall. As a result, there were little or no revenues in the third and fourth quarters of fiscal 1996. Additionally, the Company generated a significant operating during the first nine months of FY 1997 and expects to generate ongoing losses, until such time, if any, new products are released and accepted in the marketplace. Additionally, the Company's success will depend in part on its ability to respond promptly to market feedback and provide adequate technical support and service to customers and there can be no assurance that the Company will be successful in responding. While the Company's expenses are, to a significant extent, fixed in advance, the Company is making efforts to adjust spending in relation to net revenues until such time, if any, that new products are released and such new products and/or current products gain market acceptance. However, there can be no assurance that new products will be released by the Company, or if released that such release will be on a timely basis; or that any products will achieve any degree of market acceptance or that such acceptance will be sustained for any significant period; or that they will be profitable or profitability, if any, can be sustained. Failure to complete on a timely basis, or lack of demand for products upon completion and distribution, would have a material adverse effect upon the Company and such adverse effect would be severe.

         The Company generally believes that its operating results for any quarter are not necessarily indicative of results for any future period. The Company has in the past experienced fluctuations in its quarterly operating results and expects such fluctuations to continue, to varying and unpredictable degrees, in the future. Factors that contribute to fluctuations in the Company's quarterly operating results include the timing of new product introductions, competitive offerings, product shipments, product returns, promotional programs, seasonality and general economic conditions. In addition, quarterly operating results will be affected by changes in market acceptance and sales of Existing New Products. Historically, seasonality has not been a significant factor for the Company.

         Moreover, because the Company generally ships its software products within a short period after receipt of an order, it typically does not maintain a material backlog of unfilled orders. As a result, revenues in any quarter or other period are substantially dependent upon orders booked in that period. Orders booked during any particular period are substantially dependent upon numerous factors, including the scheduled release of new products and product enhancements and updates by the Company and its competitors; the release or anticipated release of complementary products by other software suppliers; market acceptance of such products, enhancements and updates; delays in customer orders in anticipation of industry developments and numerous other factors, many of which are beyond the Company's control.

RESULTS OF OPERATIONS FOR FISCAL YEAR 1995 AS COMPARED TO FISCAL YEAR 1996

Net Revenues

                                            FY 1995             Increase                 FY 1996
                                            -------             --------                 -------
         Net Revenues before                $ 3,580,404           >100%                $12,797,786
         product recall returns


         The Company has derived substantially all of its software revenues from sales of SoftRAM and SoftRAM95 to software distributors, computer superstores and mass merchandisers in North America. The growth in revenues during FY 1996 was primarily attributable to the introduction of SoftRAM which began shipping in May 1995 and SoftRAM95 which began shipping in August 1995. Sales of SoftRAM and SoftRAM95 constituted roughly 96% and 71% of the Company's revenues during FY 1996 and FY 1995, respectively. There were little or no sales in the third and fourth quarters of FY 1996 due to the Company's announcement that it had identified a problem with SoftRAM95 on October 20, 1995, and its subsequent recall of SoftRAM95 towards the end of the second quarter. See "Risk Factors--Adverse Impact of SoftRAM Recall."

         In connection with the recall of product initiated by the Company, return and repurchase of product totaled $5,767,375 in FY 1996. Other charges for legal fees, settlements and upgrades have been charged as operating expenses - nonrecurring charges.

Cost of Revenues

                                                        FY 1995           Increase                  FY 1996
                                                        -------           --------                  -------
         Cost of Revenues                             $ 280,195             >100%                  $1,251,126
         Percent of Net Revenues                          8%                                        10%


         Cost of revenues consists of direct manufacturing costs for the Company's software products. Cost of revenues as a percentage of net revenues increased to 10% during FY 1996, from 8% in FY 1995, primarily due to the Company's write off of approximately $325,000 in CD ROM inventories in the fourth quarter of FY 1996 along with a $150,000 charge to cost of revenues during the second quarter of FY 1996 to reflect the write-off of existing inventories of SoftRAM and SoftRAM95. The overall increase in the cost of revenues in FY 1996 is directly attributable to the increase in net revenues.

Research and Development Expenses

                                                   FY 1995              Increase              FY 1996
                                                   -------              --------              -------
         R & D Expenses                          $ 676,037                 >100%            $1,521,374
         Percent of Net Revenues                        19%                                         12%


         Research and development expenses increased from $676,037 in FY 1995 to $1,521,374 in FY 1996. This increase is primarily attributable to expenses associated with the development of SoftRAM3.0 and to the increase in the number of research and development projects. Although the Company's research and development expenses increased in FY 1996 as compared to the same period in the prior year, as a percentage of net revenues, research and development expenses decreased to 12% from 19% due to the even greater growth in the Company's net revenues. Although the Company is making efforts to adjust its spending to compensate for the expected shortfall in net revenues until SoftRAM3.0 or other new products are released, the Company expects research and development expenses to continue to increase during FY 1997 primarily due to the anticipated increase in the number of research and development staff and projects.

         In accordance with Statement of Financial Accounting Standards No. 86 (FASB 86), the Company examines the software development costs after technological feasibility has been established to determine if the amounts are significant enough to require capitalization. Through the end of FY 1996, these amounts have not been deemed significant, and substantially all software development costs have been expensed in the period incurred. None of the Company's research and development costs for FY 1996 or 1995 were borne directly by the Company's customers.



Marketing and Selling Expenses

                                              FY 1995               Increase               FY 1996
                                              -------               --------               -------
         M & S Expenses                     $ 797,845                 >100%              $ 6,199,631
         Percent of Net Revenues                   22%                                            48%


         Marketing and selling expenses are comprised mainly of salaries and commissions, advertising and promotions, trade shows, and customer service and technical support expenses. Marketing and selling expenses increased in FY 1996 primarily due to expenses associated with the introduction of SoftRAM95 in August of 1995, and due to other expenses required to support the increase in net revenues. While the Company expects marketing and selling expenses to continue at reduced levels until the release of SoftRAM3.0 or other new products, the Company expects that additional marketing and selling expenses will be required to support the launch of SoftRAM3.0 and the release of other new products during FY 1997.

General and Administrative Expenses

                                              FY 1995                 Increase           FY 1996
                                              -------                 --------           -------
         G & A Expenses                       $ 547,642                  >100%         $ 2,694,776
         Percent of Net Revenues                     15%                                        21%


         General and administrative expenses increased in FY 1996 due primarily to increases in direct and indirect expenses required to support the increase in net revenues, the facilities expansion, the increased number of support and management staff and the corporate structure.

Nonrecurring Charge - SoftRAM95 Product Recall

         The Company has taken one time charges totaling $12,344,652 in FY 1996 to provide for the expected costs of this recall, including the costs of product returned under the recall in excess of normal returns reserves aggregating $5,767,375, and legal fees and expenses and the cost of settlements for SoftRAM and SoftRAM95 related litigation aggregating $6,577,277.

Other Income (Expenses), net

                                                      FY 1995            Increase             FY 1996
                                                      -------            --------             -------
         Other Income (Expense), net                 $ (63,034)             >100%           $(1,192,772)


         Other income and expense consists largely of interest income and expense, additionally, other income and expense for FY 1996 includes the approximately $202,000 gain on the sale of the Company's

Autoship subsidiary and a $1.3 million non-cash charge to interest expense related to the issuance of convertible debentures.

Net Income (Loss)

         For the reasons outlined above the Company realized a $12,021,950 net loss in FY 1996 as compared to net income of $692,348 in FY 1995.



RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH 31, 1996 AS COMPARED TO THE NINE MONTHS ENDED MARCH 31, 1997

Net Revenues



                                                              FY 1996                        FY 1997
                                                              -------                        -------
 Net Revenues                    First Nine Months          $ 13,708,179                    $3,964,627

         During FY 1996, the Company derived substantially all of its software revenues from sales of SoftRAM and SoftRAM95 to software distributors, computer superstores and mass merchandisers in North America. Revenues during the first nine months of FY 1996 were primarily attributable to the introduction of SoftRAM which began shipping in May of 1995 and SoftRAM95 which began shipping in August 1995. Revenues for the first nine months of FY 1997 were derived primarily in the third quarter as the Company released four of the Existing New Products during the third quarter, of which, sales of Windrenalin HD accounted for a majority. CD-Speedster (PC) and CD-Speedster (Mac) began shipping in January 1997. Windrenalin HD and SoftRAM3.0 began shipping in late February 1997. Two Existing New Products were released late in the first quarter (RAM Charger 3.0 and MacAccess 2.0) and two Existing New Products in November 1996 (WinKrypt and Burn It!) - the first products released since the Company's recall of SoftRAM95. The Company anticipates recognizing relatively little revenues as compared to the prior year until such time, if any, as the Existing New Products gain market acceptance.

Cost of Revenues

                                                                                  (Decrease)
                                                              FY 1996              Increase             FY 1997
                                                              -------              --------             -------
 Cost of Revenues               First Nine Months           $ 1,713,163               (40)%            $1,026,661
 Percent of Net Revenues                                             12%                                       26%

         Cost of revenues consists of direct manufacturing costs and royalty expenses for the Company's software products. Cost of revenues as a percentage of net revenues increased to 26% during the first nine months of FY 1997, from 12% in the same period of FY 1996, due primarily to royalty expenses associated with certain of the Company's software products. No royalty expenses were incurred during FY 1996. The overall decrease in the cost of revenues during the first nine months of FY 1997 is directly attributable to the decrease in net revenues.

Research and Development Expenses

                                                           FY 1996            Increase            FY 1997
                                                           -------            --------            -------
R & D Expenses                 First Nine Months          $ 933,160              86%             $1,736,752
Percent of Net Revenues                                           7%                                     44%

         Research and development expenses increased from $933,160 during the first nine months of FY 1996 to $1,736,752 during the first nine months of FY 1997. This increase is primarily attributable to expenses associated with the development of several new products and to the increase in the number of research and development projects. Research and development expenses increased as a percentage of net revenues during the first nine months, as compared to the prior year, due to the decrease in revenues for the period and increased amounts expended for research and development. The Company expects research and development expenses will be maintained near the current dollar level for the balance of FY 1997 due to the number of research and development staff and projects and the acquisition of Syncronys Israel.

         In accordance with Statement of Financial Accounting Standards No. 86 (FASB 86), the Company examines the software development costs after technological feasibility has been established to determine if the amounts are significant enough to require capitalization. Through the end of the third quarter of FY 1997, these amounts have not been deemed significant, and substantially all software development costs have been expensed in the period incurred. None of the Company's research and development costs for FY 1996 or 1997 have been borne directly by the Company's customers.

Marketing and Selling Expenses

                                                                                   (Decrease)
                                                                FY 1996             Increase                  FY 1997
                                                                -------             --------                  -------
M & S Expenses                    First Nine Months           $ 6,263,529           (62)%                    $ 2,410,777
Percent of Net Revenues                                                46%                                            61%

         Marketing and selling expenses are comprised mainly of salaries and commissions, advertising and promotions, trade shows, and customer service and technical support expenses. Marketing and selling expenses were significantly higher during the first nine months of FY 1996 as compared to the first nine months of FY 1997 due primarily to expenses associated with the introduction of SoftRAM95 in August of 1995 and related marketing expenses throughout the period. Marketing and selling expenses increased as a percentage of net revenues during the first nine months of FY 1997, as compared to the prior year, due to the decrease in revenues for the period. The Company anticipates that significant marketing and selling expenses will be required to support the launch of the Existing New Products as well as other new products during the balance of FY 1997 and that these expenses will continue to increase as a percentage of net revenues until such time, if any, that the Company's Existing New Products and any other new products gain market acceptance and are able to generate sufficient revenues to offset any such increase.

General and Administrative Expenses

                                                                  FY 1996             (Decrease)             FY 1997
                                                                  -------             ----------             -------
G & A Expenses                     First Nine Months           $ 2,660,667                (28)%           $ 1,906,421
Percent of Net Revenues                                                 19%                                        48%

         General and administrative expenses decreased during the first nine months of FY 1997 as compared to the prior year due primarily to a reduction in legal fees for the period which was partially offset by increases in direct and indirect expenses required to support the increase in research and development projects, the facilities expansion and the increased number of support and management staff. General and administrative expenses increased as a percentage of net revenues during the first nine months of FY 1997, as compared to the prior year, due to the decrease in revenues for the period.

Other Income (Expenses), net

                                                                        FY 1996            (Decrease)            FY 1997
                                                                        -------            ----------            -------
 Other Income (Expense), net           First Nine Months               $ 273,001              >(100)%         $ (295,712)

         Other income and expense for the first nine months of FY 1997 consists primarily of interest income, an insurance settlement and the unutilized prior period expense accrual, which were offset by accrued interest on convertible debentures, the amortization of the related debt issuance costs and a non-cash charge to interest expense related to the issuance of convertible debentures. Other income and expense for the first nine months of FY 1996 consists principally of interest income which more than offset interest expense for the period.

Net Income (Loss)

         For the reasons outlined above the Company realized a $3,411,696 net loss during the first nine months of FY 1997 as compared to a net loss of $1,789,339 during the first nine months of FY 1996.

         LIQUIDITY AND CAPITAL RESOURCES

         Cash and cash equivalents decreased $6,514,008 from $10,027,386 at June 30, 1996 to $3,513,378 at March 31, 1997 due primarily to the cash used in operating activities for the nine month period of $6,460,061. Over the same period, the Company's working capital decreased by $1,515,213 (from $4,086,675 at June 30, 1996 to $2,571,462 at March 31, 1997) due primarily to the offsetting effects of the decrease in current liabilities. The Company uses its working capital to finance ongoing operations and the development and marketing of its software products. Additionally, the Company evaluates from time to time acquisitions of products or companies that could complement the Company's business, expand its product line, or augment its revenues and cash flows. The Company has no plans, commitments or agreements with respect to any such transactions as of the date of this Prospectus.

         The Company's success and ongoing financial viability is contingent upon its selling of its products and the related generation of cash flows. The Company is currently generating revenue and generally receives cash from sales 60 to 90 days after shipping its product. Management believes that its existing cash and working capital balances will be sufficient to meet its working capital needs for the balance of FY 1997 and FY 1998. Thereafter, the Company will need substantial additional capital. If the Company's plans or assumptions change, if its assumptions prove to be inaccurate, if it consummates investments or acquisitions or if it experiences unanticipated costs or competitive pressures, the Company may be required to seek additional capital sooner than currently anticipated. The Company evaluates its liquidity and capital needs on a continuous basis and based on the Company's requirements and capital market conditions may, from time to time, raise working capital through additional debt or equity financing. There is no assurance that such financing will be available in the future to meet additional capital needs of the Company, or as to the terms or conditions of any such financing that is available. Should there be any significant lack of acceptance in the marketplace for the Company's products or if the Company's working capital needs otherwise exceed its resources, the adverse consequences would be severe. The generation of the Company's current growth and the expansion of the Company's current business involve significant financial risk and require significant capital investment.

                            MARKET FOR COMMON STOCK

                        AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         The Company's Common Stock is traded on the over-the-counter market under the symbol "SYCR" and is quoted on the OTC Bulletin Board. The following table sets forth the closing high and low bid quotations for the Company's securities as reported by the OTC Bulletin Board since May 11, 1995. There were no quotations on the OTC Bulletin Board for the Company's common stock during the last two fiscal years prior to May 11, 1995. These prices are believed to be representative inter-dealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions.



                             Quarter Ended                                            Bid
                             -------------                                            ---
                              June 30,1995                        Low:  $  6.00            High:  $12.75
                           September 30,1995                      Low:  $ 13.00            High:  $31.75
                           December 31, 1995                      Low:  $  2.37            High:  $10.25
                             March 31, 1996                       Low:  $  1.81            High:  $ 4.00
                             June 30, 1996                        Low:  $  2.25            High:  $ 6.75
                           September 30, 1996                     Low:  $  1.31            High:  $ 5.00
                           December 31, 1996                      Low:  $  0.63            High:  $ 1.53
                             March 31, 1997                       Low:  $  0.75            High:  $ 4.44
                             June 30, 1997                        Low:  $  1.94            High:  $ 3.75


HOLDERS

         As of July 8, 1997, the Company had approximately 373 recordholders of its Common Stock.

DIVIDENDS

         To date, the Company has not paid any cash dividends on its Common Stock. The Company does not anticipate paying any dividends in the foreseeable future. The Company intends to retain any future earnings to finance the growth and development of its business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors and will depend on the Company's operating results, financial condition, capital requirements and such other factors as the Board of Directors may deem relevant. In addition, the Company's Board of Directors has the authority, without obtaining shareholder approval, to issue shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock. Accordingly, the terms of such preferred stock could provide for preferential dividend rights or otherwise restrict the ability of the Company to pay dividends to the holders of Common Stock.

                                  THE COMPANY

         The Company assumed its present form in May, 1995 as a result of the merger of Seamless Software Corporation ("Seamless"), a Nevada corporation, into the Company (then named Redstone Capital, Inc.). The Company changed its name to Syncronys Softcorp immediately after the merger.

         The Company was originally incorporated in Colorado in 1986 under the name Signum, Inc. ("Signum"). Signum completed a public offering in December 1986, but ceased all of its then-existing business operations (related to developing a secure modem product to protect computer- based information) in 1988. In May 1994, Signum was reincorporated in Nevada under the name Redstone Capital, Inc., with its stock reverse split 1 for 400. All financial information and share data contained herein has been adjusted to reflect this reverse stock split.

         Seamless was a software developer and publisher with an office in Culver City, California. Seamless was originally incorporated in Delaware on May 11, 1993 under the name Hypro Technologies, Inc. ("Hypro"). In March, 1995, Hypro merged with a newly formed Nevada corporation for the purpose of changing its domicile to Nevada and changing its name to Seamless. In April 1995, Seamless acquired Autoship Systems Corporation ("Autoship"), a British Columbia corporation engaged in the research, development and marketing of computer software for the marine industry. The Company subsequently sold its investment in the Autoship subsidiary on March 1, 1996 and recognized a gain on the sale of approximately $202,000.

                                    BUSINESS

NEW SOFTWARE PRODUCTS

         The Company develops and markets software products for sale principally to software distributors and retailers in the U.S. Products currently in retail distribution are: (1) RAM Charger 3.0, which provides a performance boost for the Mac operating system through intelligent and more efficient memory utilization and dynamic memory allocation; (2) MacAccess 2.0, which enables PCs to read, write and format Mac floppy discs and most common removable media in Windows 3.1x and Windows 95; (3) WinKrypt, an advanced Windows 95 security suite allowing the user to lock data, secure e-mail and search for intruders; (4) Burn It!, an enhanced file deletion utility for Windows 95 and MacIntosh System 7x that overwrites the sector multiple times effectively barring its retrieval; (5) & (6) CD-Speedster (PC) and CD-Speedster
(Mac), which increase speed and performance of CD-ROMs under Windows 95 and 3.1x, and under MacIntosh System 7x by incorporating proprietary caching technology; (7) Windrenalin HD, a patented software product that adds instant hard drive acceleration to PCs operating under Windows 95; and (8) SoftRAM3.0, a system performance utility designed to accelerate CD-ROM data access, compress data in RAM and monitor system performance for Windows 95 and 3.1x. RAM Charger 3.0 and MacAccess 2.0 began shipping late in the first quarter of fiscal year 1997. WinKrypt, and Burn It! began shipping in November 1996. CD-Speedster (PC) and CD-Speedster (Mac) began shipping in January 1997. Windrenalin HD and SoftRAM3.0 began shipping in late February 1997.

         In order to focus its resources on the release and development of the products discussed above, the Company has postponed the previously targeted release dates of EyeCatcher, a Windows 95 program that turns a video or PC camera into a motion-detection security system providing instant, real-time fax and e-mail "alert" delivery and/or replay of recorded images triggered by custom pre-programmed cues or timing. While EyeCatcher is currently in the advance stages of development, the Company is not currently able to target a precise release date for EyeCatcher. Certain of the Company's distributors and several software retailers have already indicated a willingness to stock EyeCatcher when and if available. However, there can be no assurance that EyeCatcher or other new products will be released by the Company or if released, that such release will be on a timely basis; or that any product will achieve any significant degree of market acceptance or that such acceptance, if attained, will be sustained for any significant period; or that any such product will be profitable or that profitability, if any, will be sustained. Failure to complete on a timely basis, or lack of demand for products upon completion and distribution, would have a material adverse effect upon the Company and such adverse effect would be severe. As well, the Company's success depends in part on its ability to respond promptly to market feedback and provide adequate technical support and service to customers and there can be no assurance that the Company will be successful in so responding.

RESEARCH AND PRODUCT DEVELOPMENT

         In addition to the Existing New Products already in retail distribution, the Company has other new products under development including EyeCatcher.

         The Company believes continued investment in research and development to develop state-of-the-art technology for incorporation into its products is required if it is to remain competitive in the marketplace. As well, the Company must also maintain good relations with PC platform, operating system and peripheral equipment vendors to enable it to develop competitive software products.

         Exclusive of licensing agreements and acquisitions, the length of time required to develop the Company's products and product upgrades typically ranges from nine to 24 months, as is common in the software industry. In the past, the Company has experienced delays in the planned release of new products or product upgrades from one to 15 months as a result of completing development, product testing and quality assurance. There can be no assurance that such delays from the planned product release dates will not occur in the future. Additionally, there can be no assurance that the Company will be able to release new products on schedule or that such new products, if released, will achieve market acceptance. If a product's release is delayed, it may lose market position and the Company's expected return on its investment in the product could be materially delayed or diminished.

         Research and development expenses increased from $933,160 during the first nine months of FY 1996 to $1,736,752 during the first nine months of FY 1997. This increase is primarily attributable to expenses associated with the development of several new products and to the increase in the number of research and development projects. Research and development expenses increased as a percentage of net revenues during the first nine months, as compared to the prior year, due to the decrease in revenues for the period and increased amounts expended for research and development. The Company expects research and development expenses will be maintained near the current dollar level for the balance of FY 1997 due to the number of research and development staff and projects and the acquisition of Syncronys Softcorp Israel Ltd. (formerly known as Veritas Technology Solutions Ltd.).

         In accordance with Statement of Financial Accounting Standards No. 86 (FASB 86), the Company examines the software development costs after technological feasibility has been established to determine if the amounts are significant enough to require capitalization. Through the end of the third quarter of FY 1997, these amounts have not been deemed significant, and substantially all software development costs have been expensed in the period incurred. None of the Company's research and development costs for FY 1996 or 1997 have been borne directly by the Company's customers.

ACQUISITIONS, LICENSING AGREEMENTS AND STRATEGIC ALLIANCES

         On December 5, 1996, the Company issued 400,000 shares of its Common stock, $.0001 par value, pursuant to Regulation S to the shareholders of Veritas Technology Solutions Ltd. ("Veritas"), an Israeli software developer whose development expertise and product roster is complimentary to the Company's development and marketing strengths. The shares were issued as consideration for the acquisition of 100% of the shares outstanding of Veritas pursuant to a Share Exchange Agreement among the Company, Veritas and the shareholders of Veritas. Pursuant to the terms of the agreement, half of the shares issued in conjunction with the acquisition may not be sold prior to January 27, 1998.

         The Company accounted for this transaction as a purchase. The fair value of the shares on the date of issuance were recorded as goodwill subject to the Company's full evaluation of the assets acquired, and will be amortized over no more than a five year period. Final closing of this transaction took place on January 27, 1997. There can be no assurance that the Company will generate revenues or profits as a result of this acquisition.

         The Company has recently entered into a licensing agreement with Acceleration Software International Corporation ("Acceleration Software") to publish and market Windrenalin HD (formerly known as SuperFassst!), a patented software product that adds instant hard drive acceleration to PCs operating under Windows 95. Under the terms of the agreement the Company has guaranteed cumulative minimum royalty payments to Acceleration Software of $850,000 by May of 1998, of which the Company has advanced $250,000. There can be no assurance that the Company will generate revenues or profits as a result of this licensing agreement.

         The Company has also formed strategic alliances with two other software development companies, both of which have expertise in performance and productivity enhancement technologies. Jump Development Company ("Jump") has licensed its award-winning RAM Charger Macintosh (Mac) memory management software to the Company for North America and European distribution. Additionally, Jump will be leading a dedicated team in the development of new Mac products for the Company. PowerPro Software, Inc. ("PowerPro") has entered into a development relationship with the Company to develop system and productivity software for the Windows utility market. PowerPro will be leading a dedicated team in the development of new software products for the Windows platform for the Company. There can be no assurance that the Company will generate revenue or profits as a result of the licensing agreements or development relationships with Jump or PowerPro.

ADVERTISING

         The Company uses various marketing and merchandising techniques designed to promote brand awareness and recognition and to maximize the acquisition of shelf space in retail outlets. The Company promotes its products directly to consumer through direct mailings, participation in dealer and industry trade shows and advertising in computer and consumer publications. The Company may occasionally utilize special promotions, including "bundling" of selected products with products from other hardware or software vendors.

COMPETITION

         The software industry is intensely competitive and consumer demand for particular software products may be adversely affected by the increasing number of competitive products from which to select. The Company has numerous competitors of companies of varying sizes and resources. Existing competitors may broaden their product lines and potential competitors (including large computer or software manufacturers) may enter or increase their focus in the areas in which the Company's products compete, which could result in greater competition for the Company. Many of the Company's competitors or potential competitors may market, or can potentially market, their products to the end users of such products more effectively than can the Company and may have more ability to control pricing and marketing decisions. To the extent that competitors achieve either a performance, price or distribution advantage, the Company could be adversely affected.

         Among the Company's potential competitors is Microsoft, the dominant supplier of computer operating systems. Microsoft frequently coordinates its operating system marketing efforts with those for its applications software. Microsoft could seek to design its products so as to be incompatible with the Company's products, including products under development, or to incorporate features which duplicate features of the Company's products. Microsoft could also seek to market its products to original equipment manufacturers in such a manner that the market for the Company's products would be diminished. There can be no assurance that competition from PC hardware suppliers, Microsoft or others would not render the Company's products non-competitive or obsolete.

         Competitive pressures could result not only in decline in the Company's sales volume but also in price reductions that could materially adversely affect the Company's operating results. In particular, competition in Microsoft's Windows application segment from major software suppliers is intensifying, and the "competitive upgrade" price discounting among the major firms is eroding the traditional pricing structures that had previously existed in the software industry. These competitive pressures may adversely affect industry-wide operating margins. There can be no assurance of price-stability or that any price reductions would result in an increase in unit sales volume. Price reductions would lead to a decrease in the revenues from, and gross margin on, sales of the Company's products in the future and could result in lower cash flow or operating margins.

         The Company believes that the principal competitive factors in the software industry include product features, quality, ease of use, access to distribution channels, relationships with other hardware and software manufacturers, brand name recognition, quality of support services and price. Furthermore, increased competition may result in the loss of shelf space, reduction in sell-through of the Company's products at retail stores, reduction in access to alternative marketing channels (such as bundling with complementary products) or additional price competition, any of which could have a material adverse effect on the Company's results of operations.

SUPPLIERS AND DISTRIBUTION

         The Company sells its software products in the consumer market primarily through distributors to retail chains, computer superstores, specialty software stores, mass merchandisers, discount warehouse stores and mail order houses. The Company has entered into distribution agreements with the leading U.S. software distributors, Ingram Micro, Inc. ("Ingram Micro"), Tech Data Corporation ("Tech Data") and Navarre Corporation ("Navarre"), as well as other distributors, to distribute its products in the U.S. and Canada. The Company has also entered into an agreement with two sales representation companies to sell its products to U.S. and Canadian retailers. The Company has limited distribution agreements to sell its products outside the U.S. and Canada.

         A significant portion of the Company's net revenues arise from sales to a limited number of distributors. This is expected to continue in the future. During fiscal 1996 three customers, Ingram Micro, Tech Data and Navarre, accounted for approximately 37%, 30% and 11% of net revenues, respectively.

During fiscal 1995 these same three customers accounted for approximately 21%, 45% and 0% of net revenues, respectively. During fiscal 1995 and 1996, no other customer's purchases constituted 10% or more of the Company's net revenues. The Company generally has entered into non- exclusive distribution agreements with its distributors and retailers which specify payment terms, return provisions, coop advertising provisions and pricing. There are no contractual minimum purchase obligations for any such principal distributor or retailer. If the Company were to lose all or a significant portion of the revenue attributable to any of its principal distributors or retailers, or if its principal distributors were to lose sales of the Company's products to any of their principal accounts, the loss could have a material adverse effect on the Company's operating results. The Company's distributors also carry products produced by competitors of the Company.

         The Company uses various marketing and merchandising techniques designed to promote brand awareness and recognition and to maximize the acquisition of shelf space in retail outlets. The Company promotes its products directly to consumers through direct mailings, participation in dealer and industry trade shows and advertising in computer and consumer publications. The Company also occasionally utilizes special promotions with other hardware or software vendors.

         The distribution channels through which software products are sold have been characterized by rapid change, including the consolidations and financial difficulties of certain distributors and retailers and the emergence of new retailers such as mass merchandisers. In addition, there are an increasing number of companies competing for access to these channels. The Company is subject to intense competition for access to distribution channels. Retailers of the Company's products typically have a limited amount of shelf space and promotional resources, and there is intense competition for adequate levels of shelf space and promotional support from retailers. Since the Company's products constitute a relatively small percentage of most retailer's sales volume, there can be no assurance that such retailers will continue to purchase the Company's products or to provide the Company's products with continued high quality and adequate levels of shelf space and promotional support.

         Products are generally shipped as orders are received and the Company has historically operated with a minimal volume of backorders. Because of the generally short cycle between order and shipment, the Company does not believe that its backorders as of any particular date are meaningful.

         As of July 8, 1997, the Company had a marketing and sales staff of 11, comprised of both employees and consultants.

PROPRIETARY RIGHTS

         The Company regards the software that it owns as proprietary and relies primarily on a combination of copyrights, pending patents, trademarks, trade secret laws, employee and third-party nondisclosure agreements along with other methods to protect its proprietary rights. The Company has filed an application with the United States Patent and Trademark Office requesting patent protection for the SoftRAM technology but there is no assurance that a patent will be issued. None of the Company's other products are covered by patents or patent applications. The Company believes that, due to the rapid rate of technological change within the industry, copyrights, trademarks and patents are important, but are less significant to the Company's success than factors such as the knowledge, ability and experience of the Company's personnel, the quality of its customer service, research and development, brand name recognition and product loyalty.

         Only a minority of the Company's products include any mechanisms to prevent or inhibit unauthorized copying and, on a going forward basis, the Company does not expect regularly to include these mechanisms in new product or product updates. The Company is aware that unauthorized copying occurs within the software industry, but policing unauthorized use of the Company's product is difficult. While the Company is unable to determine the extent to which software piracy of its product occurs, software piracy can be expected to be a persistent issue. If a significant amount of unauthorized copying were to occur, the Company's operating results could be adversely affected.

         The Company believes that its products and other proprietary rights do not infringe upon the proprietary rights of any third parties. As the number of software products in the industry increases and the functionality of these products further overlaps, software developers including the Company may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future, with respect to current or future products, or that any such assertions may not require the Company to enter into royalty arrangements or to enter into costly litigation.

PROPERTIES

         The Company currently leases approximately 5,600 square feet of office space in Culver City, California, pursuant to a lease agreement. The monthly rent for this space is approximately $9,000. The lease agreement provides for a three year lease term to expire in December 1998.

         The Company believes that these facilities will be adequate for its current needs. The Company has no present understandings, commitments or agreements, other than as stated above, regarding any alternative facilities arrangements. The Company believes that suitable additional or alternative space will be available as needed at commercially reasonable terms.

EMPLOYEES

         As of July 8, 1997, the Company had a staff, comprised of both employees and consultants of 21 people on a full-time basis, including 5 in research and development, 11 in sales and marketing, and 5 in administration. The Company believes that its relations with employees are good. The employees and the Company are not parties to any collective bargaining agreements.

         The Company's future success depends in large part on the continued service of its key employees and its ability to continue to attract, motivate and retain highly qualified employees. In particular, the Company is highly dependent on the management services of Rainer Poertner and Daniel Taylor. These and the Company's other key employees could voluntarily terminate their employment with the Company at any time. Competition for such employees is intense, and the process of locating key technical and management personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. Accordingly, the loss of the services of key employees could have a material adverse effect upon the Company's research and development efforts, operations and results. The Company does not currently maintain key person life insurance covering its executive officers or other key employees.

INSURANCE

         The Company maintains all required insurance coverages along with additional policies for Commercial Property, Business Interruption, Commercial General Liability, Errors and Omissions and Directors and Officers Liability. The Company believes that current coverages are adequate and sufficient to cover any potential losses, however no assurance can be given.

LITIGATION

         The Company and certain current or former directors and officers of the Company (Daniel G. Taylor, Rainer Poertner, Wendell Brown and Kevin O'Neill) have been named as defendants in a complaint for declaratory relief filed on October 1, 1996 in United States District Court for the Central District of California by Agricultural Excess & Surplus Insurance Company ("AESIC"). The complaint seeks a declaration that AESIC is not obligated under its directors and officers' insurance policy to indemnify any of the defendants for any amounts incurred in connection with certain litigation matters previously settled by the Company. AESIC also seeks a declaration that it is entitled to recoup all amounts expended to fund the settlement of such litigation. The Company filed a counterclaim for bad faith against AESIC and a third party complaint against the brokers. The Company and AESIC have reached a settlement in principle of the foregoing matters pursuant to which, without any admission of liability, the Company and the brokers will pay to AESIC $250,000 and $200,000, respectively. The parties are currently negotiating the terms of final documentation with respect to such settlement.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The Directors and Executive Officers of the Company are as follows:



 Name                                                    Age                             Positions Held
 ----                                                    ---                             --------------
 Daniel G. Taylor  . . . . . . . . . . . . . . . .       39       Chairman of the Board, Executive Vice President of Marketing
                                                                  and Secretary
 Rainer Poertner . . . . . . . . . . . . . . . . .       49       Chief Executive Officer, President and a Director
 Barbara Velline . . . . . . . . . . . . . . . . .       32       Chief Financial Officer
 Myles Lawrence  . . . . . . . . . . . . . . . . .       50       Vice President of Engineering
 Jon Jackson . . . . . . . . . . . . . . . . . . .       27       Vice President of Sales
 John Shaw . . . . . . . . . . . . . . . . . . . .       40       Vice President of Corporate Communications
 Lloyd I. Baron  . . . . . . . . . . . . . . . . .       51       Director


         DANIEL G. TAYLOR has served as Secretary and a Director of the Company since May 8, 1995, and as Chairman of the Board and Executive Vice President of Marketing since July 1, 1995. He also served as Chief Executive Officer from May 8, 1995 until June 30, 1995. Mr. Taylor was President and a Director of Autoship Systems Corporation from 1993 to December of 1995. From February 1995 until its merger with the Company on May 8, 1995, he also served as Chief Executive Officer and a Director of Seamless Software Corporation ("Seamless"). From 1988 to 1992, Mr. Taylor was engaged with Cineplex Odeon Corporation with the head office in Toronto, Ontario, and on assignment with its UK subsidiary in London, England. Mr. Taylor was in the development side of the business, culminating in his appointment as Vice President of Development. Prior to joining Cineplex, he was a senior litigation associate for five years with the Toronto- based law firm of Fasken Campbell Godfrey where he participated in a broad variety of corporate and commercial litigation including corporate takeovers, shareholder actions and asset purchases. Mr. Taylor received his law degree from Osgoode Hall in 1982.

         RAINER POERTNER has served as President and a Director of the Company since May 8, 1995, and as Chief Executive Officer since July 1, 1995. He co-founded Seamless and served as a Director and as President of Seamless from its inception in May 1993 until its merger with the Company on May 8, 1995. Mr. Poertner has over 15 years of business experience in the international business community. After having held several positions in the European and US entertainment industries, he founded Hybrid Arts, Inc. in 1986 by arranging venture financing for ADAP - the first Direct-To-Disk Digital Recording System. After arranging Hybrid Arts' sale in 1991, Mr. Poertner became CEO of Hydra Systems, Inc. which developed and marketed ANDOR - a fully functional Macintosh CPU on a PC peripheral card. Hydra Systems subsequently sold the technology and the inherent rights to a company in Seoul, Korea in 1992 as part of a Chapter 7 voluntary liquidation. Mr. Poertner received degrees in economics from the University of Frankfurt in 1975 and the Klinger Business School in 1973.

         BARBARA VELLINE has served as Chief Financial Officer of the Company since December 1995. She also served as Vice President of Finance and Controller from September through December 1995. From January of 1987 to April of 1990, Ms. Velline was an auditor for Price Waterhouse in Los Angeles. From

April 1990 to August 1994, Ms. Velline was a manager at Pioneer Electronics
(USA) Inc. In August 1994, Ms. Velline relocated with her family to Piemonte, Italy. Ms. Velline received her Bachelor of Sciences Degree in Business Administration/Accounting from the University of Southern California in December of 1986. Ms. Velline was certified as a public accountant by the State of California in 1992.

         MYLES LAWRENCE has served as Vice President of Engineering of the Company since August 12, 1996. Previously, he held various managerial positions with Micro Design International, from 1992 to August 1996, most recently Director of Technical Services in which he managed all technical departments including sales engineering, product management, corporate MIS and technical support. Prior to Micro Design, Mr. Lawrence served as a Vice President of Product Development at AutoScan Systems from 1990 to 1992, and Director of Product Development at Integrated Computer Graphics from 1989 to 1990. His earlier experience includes Application Engineering Manager at Intergraph Corporation; Application Engineer with General Electric's CALMA Division; and CAD/CAM Manager with Parsons Corporation. Mr. Lawrence received his Bachelor of Sciences Degree in Engineering from Merrimack College in 1969.

         JON JACKSON has served as Vice President of Sales of the Company since October 2, 1996. Prior to joining the Company, Mr. Jackson served as the Buyer of Application Software at Computer City from September 1995 to October 1996. He also served as Retail Product Manager for Tech Data Corporation from August 1994 to September 1995 and as a Buyer for Macy's Inc. from January of 1990 to July of 1993. Mr. Jackson pursued a continuing education opportunity from July 1993 to August 1994 and previously attended Bob Jones University.

         JOHN SHAW has served as Vice President of Corporate Communications of the Company since August 1, 1996. Previously, he served as a Vice President in the investor relations practice of Sitrick and Company, from August 1995 to July 1996, where his account management responsibilities included Syncronys. Previous to Sitrick and Company, Mr. Shaw served as an Account Group Supervisor at the Financial Relations Board, from February 1992 to August 1995. Prior he worked as a business journalist including on-air with a CBS affiliate and as a print journalist with Gannett News. From 1981 to 1985, Mr. Shaw worked as a stockbroker with E.F. Hutton. He also served as a Captain and Communications Officer in the United States Marine Corps from 1978 to 1982. Mr. Shaw holds a Masters Degree in Management from Webster College (1981) and a Bachelor of Arts Degree in Psychology from the University of Arizona (1978).

         LLOYD I. BARON, PH.D., was elected a Director of the Company on October 16, 1995 by the Company's Board of Directors to fill one of two vacancies created by the expansion of the board from three to five members.
Dr. Baron has been working in the field of international business and enterprise development for over 25 years. During this period he has served as advisor to private and public sector organizations throughout North America as well as in Asia, Africa, the Caribbean and Latin America. In 1985, he founded Horizon Pacific International ("HPI") and since has been its managing director, creating a team of consultants that specialize in facilitating the creation of joint ventures between emerging Asian enterprises and their counterparts in America. Dr. Baron is a graduate of Michigan University, M.A. economics, and McGill University, Ph.D. economics.

         JON D. SAWYER resigned as a Director of the Company effective as of July 7, 1997. Mr. Sawyer had served as a Director of the Company since October 16, 1995.

         There are no family relationships among the executive officers and directors.

         The Company's Directors hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified. The Officers of the company are elected by the Board of Directors at the first meeting after each annual meeting of the Company's shareholders, and hold office until they shall resign or have been removed from office. The date of the next annual meeting of the Company will be determined by the Company's Board of Directors in accordance with Nevada law. The Company has no audit, compensation or nominating committee.

DIRECTORS' COMPENSATION

         Compensation is not provided for directors of the Company for their services as such. However, the Company granted each of its two outside directors 15,000 non-qualified stock options on November 7, 1995. These options were granted at an exercise price of $6.50 which was equal to the fair market value on the date of grant and were fully vested on the date of grant.

EXECUTIVE COMPENSATION AND SUMMARY COMPENSATION TABLE

         The following summary compensation table sets forth information regarding executive compensation for the Company's Chief Executive Officer and other highly compensated Executive Officers for the years ended June 30, 1996 and 1995. No executive officer received compensation in excess of $100,000 for the year ended June 30, 1995:

                                                                 LONG TERM COMPENSATION
                                                                 ----------------------
                                             ANNUAL COMPENSATION          OPTIONS/
                                             -------------------
                                             FISCAL                        SARs
                                             YEAR         SALARY         (NUMBER)
                                             ----         ------         --------
Rainer Poertner, ....................        1995        $ 71,000         150,000
Chief Executive Officer & President          1996         187,500             -0-

Daniel G. Taylor ....................        1995        $ 61,000         150,000
Executive Vice President of Marketing        1996         150,000             -0-

Wendell Brown .......................        1995        $ 12,000         150,000
Vice President of Technology                 1996         146,000             -0-

         The Company has entered into employment agreements with Rainer Poertner (May 8, 1995), Daniel G. Taylor (May 8, 1995) and Wendell Brown (June 1, 1995). The initial term under these agreements is through June 30, 2000, but unless either party gives the other written notification 60 days prior to termination of the initial term or any renewal thereof, the agreements will be extended for an additional four year term. Nevertheless, these executive officers may voluntarily terminate their employment with the Company at any time. Effective December 19, 1996 Mr. Brown resigned from his position as Vice President of Technology, at which point his employment agreement with the Company terminated. Additionally, effective the same date Mr. Brown terminated a consulting agreement with the Company which was originally intended to become effective upon his resignation. The agreement with Mr. Poertner provides for an annualized base salary of $187,500 and $239,000 for FY 1996 and 1997, respectively, with increases of $39,000 each year thereafter. The agreement with Mr. Taylor provides for an annualized base salary of $150,000 and $185,000 for FY 1996 and 1997, respectively, with increases of $30,000 each year thereafter. In addition, all three agreements provide for bonuses to be paid from time to time in amounts to be determined by the Company's Board of Directors, and for car allowances of $500 per month. Each of these agreements provides that during the term of the individual's employment by the Company, and for a period of two years following the termination of such employment, they will hold in confidence all knowledge and information of a confidential nature with respect to the Company's business, and will not engage in any business, directly or indirectly, under any corporate or trade name used by the Company without the Company's prior consent.

         In addition, at June 30, 1996 the following officers and a former officer of the company had outstanding loans to the company in the amounts set forth below in the form of a demand note which bears interest at the rate of prime plus 2%: Rainer Poertner ($45,000), Daniel G. Taylor ($34,500), Wendell Brown ($34,500) and Kevin P. O'Neill ($34,500).

STOCK OPTION PLAN

         In May 1995, the Board of Directors adopted a Stock Option Plan (the "Plan") which was approved by the Company's shareholders on November 28, 1995. The Plan allows the Board to grant stock options from time to time to employees, directors and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Incentive Stock Options will only be granted to persons who are employees or officers of the Company. Vesting provisions are determined by the Board at the time options are granted. In November 1996 the Company's Shareholders approved an increase in the total number of options to be granted under the plan from 1,200,000 to 1,700,000 (subject to adjustment in the event of certain recapitalizations, stock splits, reorganizations and similar transactions). The option price must be satisfied by the payment of cash. The Board of Directors may amend the Plan at any time, provided that the Board may not amend the Plan to materially increase the benefits accruing to participants under the Plan, or materially change the eligible classes of participants without shareholder approval.

         No options were granted to the Company's Chief Executive Officer or named Executive Officers during fiscal 1996. During fiscal 1996, the Company granted non-qualified stock options to purchase an aggregate number of 145,000 shares of Common Stock to other employees, outside directors and consultants to the Company with the exercise prices equal to the fair market value on the date of grant with vesting provisions at varying intervals through 1999.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of July 8, 1997, the stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, each named Executive Officer and Director individually and all Executive Officers and Directors of the Company as a group, in each case on a fully diluted basis including shares underlying stock options. Each person listed holds sole voting and investment power with respect to the shares shown, except as noted.

         The Company does not know of any existing agreements, the operation of which may at subsequent date result in a change in control of the Company.

                                                        ADDRESS OF                  AMOUNT AND NATURE OF        PERCENT
 NAME OF BENEFICIAL OWNER                            BENEFICIAL OWNER               BENEFICIAL OWNERSHIP        OF CLASS
 ------------------------                           ----------------               --------------------        --------
 Rainer Poertner . . . . . . . . . . . . . . .    c/o Syncronys Softcorp (a)              2,299,965(1)              10.0%
 Three Buoys Holdings  . . . . . . . . . . . .    Toddman Building                        1,575,000                  6.9%
                                                  Main Street
                                                  P.O. Box 3140
                                                  Roadtown, Tortolla
                                                  British Virgin Islands

 Daniel G. Taylor  . . . . . . . . . . . . . .    c/o Syncronys Softcorp (a)              6,625,035(2)                28.9%
 Lloyd I. Baron  . . . . . . . . . . . . . . .    c/o Syncronys Softcorp (a)                 15,000(3)                 0.0%
 Mobius Capital Corp.  . . . . . . . . . . . .    Continental Building                    6,475,035                   28.2%

                                                  3rd Floor 25 Church Street

                                                  Hamilton, HMLX Bermuda
 All Executive Officers and Directors as a

   Group (9 Persons)   . . . . . . . . . . . .    c/o Syncronys Softcorp (a)              9,325,000(1)(2)             40.6%
                                                                                                   (3)(4)
---------------

(a)    3958 Ince Boulevard, Culver City, CA 90232.

(1) Includes 150,000 shares underlying stock options held by Mr. Poertner, all of which are fully vested.

(2) Includes 6,475,035 shares held by Mobius Capital Corp. in which Mr. Taylor has an indirect beneficial interest and includes 150,000 shares underlying stock options held by Mr. Taylor, all of which are fully vested.

(3) Includes 15,000 shares underlying stock options held by Mr. Baron, all of which are fully vested.

(4) Includes 685,000 shares underlying stock options held by other officers and directors of the Company, which vest in varying intervals through 1999.

                              CERTAIN TRANSACTIONS

TRANSACTIONS INVOLVING THE COMPANY

         On January 15, 1996 the Company entered into an agreement with a British Columbia company (the "Autoship Purchaser") to sell the shares in the Company's wholly-owned subsidiary, Autoship Systems Corporation ("Autoship"). This agreement, as amended February 26, 1996, provides for a purchase price of approximately $440,000, which is comprised of (i) the forgiveness of a note payable due to the Autoship Purchaser from the Company in the principal amount of approximately $220,000 and (ii) cash payments from the Company over time of approximately $220,000. This transaction closed on February 29, 1996 and was approved by a committee of the Company's Board of Directors upon their evaluation of a fairness opinion issued by an independent investment firm which reviewed and evaluated the agreement and amendment. The Autoship Purchaser is wholly owned by Dr. Lloyd Baron, an outside member of the Company's Board of Directors who was not part of the committee of the Company's Board of Directors which approved this transaction.

MERGER WITH SEAMLESS SOFTWARE CORPORATION

         On May 8, 1995, the Company completed a merger with Seamless in which the Company was the surviving corporation. The Company issued a total of 10,500,000 shares (approximately 90%) of its common stock to the shareholders of Seamless. The 10,500,000 shares issued in the merger with Seamless were issued to the following shareholders of Seamless in the amounts set forth below:

         Name                     Number of Shares
         ----                     ------------------

         Rainer Poertner              2,449,965

         Wendell Brown                1,575,000

         Mobius Capital Corp.         6,475,035
                                     ------------

                                     10,500,000

TRANSACTIONS INVOLVING SEAMLESS

         Since its incorporation in May 1993, Seamless issued 500 shares of its common stock to each of its two founders, Rainer Poertner and Wendell Brown, for a cash consideration of $500 each, or a total of $1,000. During February 1995, Messrs. Poertner and Brown sold 267 and 350 shares of their stock, respectively, to Mobius Capital Corp.

         During the period from Seamless' inception through December 31, 1994, a company affiliated by the common ownership of Rainer Poertner manufactured Seamless' software product (MacAccess). This same company also purchased this product from Seamless and distributed it to software distributors and retailers. Seamless' sales to this affiliated company totaled $107,545 for the period from May 23, 1993 to December 31, 1994. During this same period of time, the affiliated company charged Seamless $57,553 for manufacturing costs for this product. During the first quarter of calendar 1995, the affiliated company discontinued its operations and Seamless took over full responsibility for manufacturing and marketing its products. All balances due and owing between these parties have been settled.

                              SELLING STOCKHOLDERS

         The Selling Stockholders are offering an aggregate of 6,083,389 Shares. The Company has agreed to register the public offering of such Shares and to pay substantially all of the expenses in connection therewith; provided, however, that the Selling Stockholders have agreed to pay to the Company an amount equal to $30,000 in connection with such expenses. None of the Selling Stockholders has ever held any position or office with the Company or had any other material relationship with the Company. The following table sets forth certain information with respect to the Selling Stockholders:

                  OWNERSHIP OF COMMON STOCK BEFORE THE OFFERING

SELLING STOCKHOLDER           NUMBER OF SHARES                PERCENTAGE*

                              PLAN OF DISTRIBUTION

         The Selling Stockholders will receive their shares of Common Stock upon exercise of the Private Placement Warrants or conversion of the Private Placement Debenture or the Private Placement Convertible Preferred Stock. The registration of the Securities, however, does not necessarily mean that all or any of the Securities will be sold by the Selling Stockholders. Sales of the Selling Stockholder's shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Securities directly to purchasers of through broker- dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Stockholders and any broker-dealers that act in connection with the sale of the Securities as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of such securities against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the Securities by the Selling Stockholders, although the Company will receive proceeds from the exercise of the Private Placement Warrants. Sales of the Securities, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

         At the time a particular offer of Securities is made by or on behalf of the Selling Stockholder, to the extent required, a Prospectus will be distributed which will set forth the number of Securities being offered by a Selling Stockholder and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

                          DESCRIPTION OF CAPITAL STOCK

         The description set forth below does not purport to be complete and is in all respects qualified by reference to, and gives effect to, the Articles of Incorporation and the By-Laws of the Company, which have been filed as exhibits to the Registration Statement.

GENERAL

         The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $.0001 per share and 10,000,000 shares of Preferred Stock, par value $.0001 per share (the "Preferred Stock"). As of the date of this Prospectus, there are 24,441,004 shares of Common Stock outstanding, and 14,500,000 shares of Common Stock reserved for issuance under the Private Placement Warrants, the Private Placement Debentures and the Stock Option Plan. As of the date of this Registration Statement, there are 2,000 shares of Preferred Stock outstanding and 3,000 shares reserved for issuance.

COMMON STOCK

         The holders of shares of Common Stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise such vote either in person or by proxy. Stockholders are not entitled to cumulate their vote for the election of directors, which means that the holders of more than 50% of the outstanding shares of Common Stock voting for the election of directors are able to elect all of the directors to be elected by holders of shares of Common Stock and the holders of the remaining outstanding shares of Common Stock will not be able to elect any director. Subject to any preferences which holders of shares of any Preferred Stock issued after this offering may be entitled, the holders of outstanding shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of outstanding shares of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to any preferences to which holders of shares of Preferred Stock issued after this offering may be entitled. The holders of shares of Common Stock do not have any preemptive, subscription, redemption or sinking fund rights. The outstanding shares of Common Stock are, and the Shares will upon issuance and sale as contemplated hereby be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors has had the authority to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without approval by the stockholders.

CERTAIN EFFECTS OF AUTHORIZED AND UNISSUED STOCK

         The unissued and unreserved shares of capital stock may be issued for a variety of proper corporate purposes, including future public or private offerings to raise additional capital or facilitate acquisitions. The Board of Directors currently does not have any plans to issue additional shares of Common Stock or shares of Preferred Stock (other than in connection with the Warrants, the Debentures and the Stock Option Plan).

         One of the effects of the existence of such unissued and unreserved shares may be to enable the Board of Directors to discourage an attempt to change control of the Company (by means of a tender offer, proxy contest or otherwise) and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock, whether or not related to any attempt to effect change in control, may adversely affect the rights of holders of shares of Common Stock.

CERTAIN CHARTER AND STATUTORY PROVISIONS

         Certain provisions of the Articles of Incorporation, the By-Laws and Nevada law may (i) discourage an attempt to change control of the Company (by means of a proxy contest tender offer or otherwise) and consideration of stockholder proposals (such as proposals regarding the reorganization, restructuring or liquidation of the Company or the sale of all or a substantial part of the Company's assets) and (ii) limit the ultimate liability of directors and executive officers of the Company for breaches of certain of their duties to the Company and its stockholders.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 78.751 of the Nevada Corporation Law of the State of Nevada, under which the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the party in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

         Subsection 78.751 of the Nevada Corporation Law further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such section, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         Article VII of the Company's Articles of Incorporation provides that the Company may indemnify directors, officers, employees and agents to the full extent allowed for under the Nevada Business Corporation Act.

         Article XI of the Articles of Incorporation of the Company provides that no director, officer or stockholder of the Company shall be personally liable for damages for breach of fiduciary duty as a director or officer; provided, that this provision shall not eliminate liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments or distributions in violation of Nevada law.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is Standard Registrar & Transfer Agency.

             DESCRIPTION OF COMMISSION POSITION ON INDEMNIFICATION

                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company for expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

         Certain legal matters relating to the Common Stock offered hereby will be passed upon for the Company by Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112.

                                    EXPERTS

         The financial statements of the Company as of June 30, 1996 and for the years ended June 30, 1996 and 1995 have been so included herein in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

         NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                              --------------------

                               TABLE OF CONTENTS

  ===========================================================================

                        6,083,389 SHARES OF COMMON STOCK

                               SYNCRONYS SOFTCORP

                               ------------------

                                   PROSPECTUS

                               -----------------

                                 July __, 1997

                               SYNCRONYS SOFTCORP

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





Independent Auditors' Report...............................................  F-2

Consolidated Balance Sheets................................................  F-3

Consolidated Statements of Operations......................................  F-4

Consolidated Statements of Stockholders' Equity (Deficiency)...............  F-5

Consolidated Statements of Cash Flows......................................  F-6

Notes to Consolidated Financial Statements.................................  F-7

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Syncronys Softcorp:

         We have audited the accompanying consolidated balance sheet of Syncronys Softcorp and subsidiary as of June 30, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended June 30, 1996 and 1995, which financial statements have been restated as described in Note 17. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Syncronys Softcorp as of June 30, 1996 and their results of operations and their cash flows for the years ended June 30, 1996 and 1995 in conformity with generally accepted accounting principles.


                                      /s/   KPMG PEAT MARWICK LLP





Long Beach, California
August 16, 1996, except for Note 17,
  as to which the date is May 15, 1997

                               SYNCRONYS SOFTCORP


                           CONSOLIDATED BALANCE SHEETS


                                                                         JUNE 30, 1996      MARCH 31, 1997
                                                                          ------------       ------------
                                                                                             (UNAUDITED)
                                ASSETS
Current assets:
    Cash and cash equivalents                                             $ 10,027,386       $  3,513,378
    Trade accounts receivable, net                                             128,427          2,482,675
    Other receivables                                                        2,242,236            146,670
    Income tax refund receivable                                               903,112               --
    Inventories                                                                   --              252,839
    Prepaid expenses and other current assets                                  229,946            171,832
                                                                          ------------       ------------
               Total current assets                                         13,531,101          6,567,394
                                                                          ------------       ------------

Property and equipment, at cost, net                                           123,017            165,683
Note receivable, excluding current portion                                     146,670             73,330
Unamortized debt issuance costs                                              2,000,930            588,429
Goodwill, less accumulated amortization                                           --              380,000
Amounts due from related parties, principally shareholders                     148,500            114,000
                                                                          ------------       ------------
                                                                          $ 15,950,218       $  7,888,836
                                                                          ============       ============

 LIABILITIES AND STOCKHOLDERS' DEFICIENCY
 Current liabilities:
    Trade accounts payable                                                $  1,040,471       $  1,577,839
    Accrued expenses                                                         5,042,198          2,018,093
    Product recall liability                                                 3,361,757            400,000
                                                                          ------------       ------------
               Total current liabilities                                     9,444,426          3,995,932
                                                                          ------------       ------------

Convertible debentures                                                      13,167,596          8,141,071

Stockholders' deficiency:
    Common stock, $.0001 par value.  Authorized 75,000,000 shares;
      issued and outstanding 13,971,011 shares at June 30, 1996, and
      19,307,892 shares at March 31, 1997                                        1,397              1,931
    Additional paid in capital                                               4,981,856         10,806,655
    Preferred stock, $.0001 par value.  Authorized 10,000,000
       shares; no shares issued and outstanding                                   --                 --
    Accumulated deficit                                                    (11,645,057)       (15,056,753)
                                                                          ------------       ------------
              Total stockholders' deficiency                                (6,661,804)        (4,248,167)
                                                                          ------------       ------------
                                                                          $ 15,950,218       $  7,888,836
                                                                          ============       ============




   The accompanying notes are an integral part of these financial statements.

                               SYNCRONYS SOFTCORP

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                  NINE MONTHS ENDED
                                                           YEAR ENDED JUNE 30,                         MARCH 31,
                                                      -------------------------------       -------------------------------
                                                          1995                1996              1996                1997
                                                      ------------       ------------       ------------       ------------
                                                                                                      (unaudited)

Net revenues before product recall returns            $  3,580,404       $ 12,797,786       $ 13,708,179       $  3,964,627
Product recall returns                                        --            5,767,375               --                 --
Cost of revenues                                           280,195          1,251,126          1,713,163          1,026,661
                                                      ------------       ------------       ------------       ------------
           Gross profit                                  3,300,209          5,779,285         11,995,016          2,937,966
                                                      ------------       ------------       ------------       ------------

Operating expenses:
    Research and development                               676,037          1,521,374            933,160          1,736,752
    Marketing and selling                                  797,845          6,199,631          6,263,529          2,410,777
    General and administrative                             547,642          2,694,776          2,660,667          1,906,421
    Nonrecurring charge - product recall                      --            6,577,277          4,200,000               --
                                                      ------------       ------------       ------------       ------------
           Total operating expenses                      2,021,524         16,993,058         14,057,356          6,053,950
                                                      ------------       ------------       ------------       ------------
           Operating income (loss)                       1,278,685        (11,213,773)        (2,062,340)        (3,115,984)
                                                      ------------       ------------       ------------       ------------

Other (expense) income:
    Interest income                                           --              153,440             90,768            193,457
    Interest expense                                       (63,034)          (167,596)              --             (771,885)
    Amortization of discount on
    convertible debentures charged to                         --           (1,298,593)              --             (621,862)
    interest expense
    Income from insurance settlement                          --                 --                 --              750,000
    Other, net                                                --              119,977            182,233            154,578
                                                      ------------       ------------       ------------       ------------
           Total other (expense) income                    (63,034)        (1,192,772)           273,001           (295,712)
                                                      ------------       ------------       ------------       ------------
           Income (loss) before income taxes             1,215,651        (12,406,545)        (1,789,339)        (3,411,696)
           Income tax expense (benefit)                    523,303           (384,595)              --                 --

                                                      ------------       ------------       ------------       ------------
           Net income (loss)                          $    692,348        (12,021,950)      $ (1,789,339)      $ (3,411,696)
                                                      ============       ============       ============       ============

Net earnings (loss) per share                         $        .05               (.87)      $       (.13)      $       (.18)
                                                      ============       ============       ============       ============
Weighted average number of common shares
    and common share equivalents used in
    computation of net earnings (loss) per share        13,251,693         13,849,136         13,825,773         19,307,892
                                                      ============       ============       ============       ============





   The accompanying notes are an integral part of these financial statements.

                               SYNCRONYS SOFTCORP

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                 (Nine months ended March 31, 1997 is unaudited)





                                                                                   RETAINED                          TOTAL
                                          COMMON STOCK            ADDITIONAL       EARNINGS        FOREIGN         STOCKHOLDERS'
                                 ----------------------------      PAID IN       (ACCUMULATED      CURRENCY           EQUITY
                                    SHARES           AMOUNT        CAPITAL          DEFICIT)      TRANSLATION      (DEFICIENCY)
                                 ------------    ------------    ------------    ------------     ------------     -------------

Balance at June 30, 1994           12,956,574    $      1,296         258,745        (315,455)            --       $    (55,414)
Common stock issued for cash          804,437              80       1,608,794            --               --          1,608,874
Debenture converted to common
    stock                              60,000               6         119,994            --               --            120,000
Foreign currency translation
    adjustment                           --              --              --              --             (9,496)          (9,496)
Net income                               --              --              --           692,348             --            692,348
                                 ------------    ------------    ------------    ------------     ------------     ------------

Balance at June 30, 1995           13,821,011           1,382       1,987,533         376,893           (9,496)       2,356,312
Issuance of common stock in
    exchange for consulting
    services                          150,000              15         356,235            --               --            356,250
Issuance of stock options in
    exchange for consulting
    services                             --              --           717,633            --               --            717,633
Foreign currency translation
    adjustment                           --              --              --              --              9,496            9,496
Discount on issuance of
    convertible debentures               --              --         1,920,455            --               --          1,920,455
Net loss                                 --              --              --       (12,021,950)            --        (12,021,950)
                                 ------------    ------------    ------------    ------------     ------------     ------------

Balance at June 30, 1996           13,971,011           1,397       4,981,856     (11,645,057)            --         (6,661,804)
Debenture converted to common
    stock (unaudited)               5,336,881             534       5,610,959            --               --          5,611,493
Issuance of stock options in
    exchange for consulting
    services (unaudited)                 --              --           213,840            --               --            213,840
Net loss (unaudited)                     --              --              --        (3,411,696)            --         (3,411,696)
                                 ============    ============    ============    ============     ============     ============
  Balance at March 31,
    1997 (unaudited)               19,307,892    $      1,931      10,806,655     (15,056,753)            --         (4,248,167)
                                 ============    ============    ============    ============     ============     ============



   The accompanying notes are an integral part of these financial statements.

                               SYNCRONYS SOFTCORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED JUNE 30,        NINE MONTHS ENDED MARCH 31,
                                                                       ----------------------------    ----------------------------
                                                                           1995            1996            1996            1997
                                                                       ------------    ------------    ------------    ------------
Cash flows from operating activities:                                                                           (unaudited)
    Net income (loss)                                                  $    692,348    $(12,021,950)   $ (1,789,339)   $ (3,411,696)
    Adjustments to reconcile net income (loss) to net cash (used in)
      provided by operating activities:
            Amortization of discount on convertible
              debentures charged to interest expense                           --         1,298,593            --           621,862
            Depreciation and amortization                                    91,538         181,390          53,400         283,506
            Gain on sale of subsidiary                                         --          (202,616)       (202,616)           --
            Change in deferred taxes                                       (230,000)        230,000         190,395            --
            Non-cash expense related to the
            issuance of stock and stock options                                --         1,073,883            --           238,670
            Accrued interest on debentures                                     --           167,596            --           771,886
            Other                                                              --            (3,485)           --              --
        Changes in operating assets and liabilities:
          Trade accounts receivable                                      (2,418,663)      2,457,077       2,061,468      (2,354,248)
          Other receivables                                                    --        (2,266,987)           --         2,095,566
          Income tax refund receivable                                         --          (903,112)           --           903,112
          Inventories                                                       (27,733)         27,733        (299,767)       (252,839)
          Prepaid expenses and other current assets                        (100,106)        (62,831)       (204,879)         58,114
          Amounts due from related parties,
            principally shareholders                                           --          (148,500)           --            34,500
          Other assets                                                        5,872            --              --                --
          Accounts payable                                                  238,854         846,226       1,172,836         537,368
          Accrued expenses                                                  213,676       4,828,522       1,188,763      (3,024,105)
          Product recall liability                                             --         3,361,757            --        (2,961,757)
          Taxes payable                                                     724,994        (724,994)       (724,994)           --
                                                                       ------------    ------------    ------------    ------------
    Net cash (used in) provided by operating                               (809,220)     (1,861,698)      1,445,267      (6,460,061)
      activities:
                                                                       ------------    ------------    ------------    ------------
Net cash used in investing activities:
    Capital expenditures                                                    (37,603)       (293,201)       (125,189)        (53,947)
                                                                       ------------    ------------    ------------    ------------
Net cash provided by (used in) financing activities:
    Issuance of debentures, net of issuance costs                         1,608,874      11,570,000            --              --
    Principal payments on long-term debt                                    (57,600)        (93,681)        (93,681)           --
                                                                       ------------    ------------    ------------    ------------
    Net cash provided by (used in) financing                              1,551,274      11,476,319         (93,681)           --
      activities:
                                                                       ------------    ------------    ------------    ------------
Effect of exchange rate changes on cash and cash                             (9,496)           --              --              --
    equivalents
Net increase (decrease) in cash and cash equivalents                        694,955       9,321,420       1,226,397      (6,514,008)
Cash and cash equivalents at beginning of period                             11,011         705,966         705,966      10,027,386
                                                                       ------------    ------------    ------------    ------------
Cash and cash equivalents at end of period                             $    705,966    $ 10,027,386    $  1,932,363    $  3,513,378
                                                                       ============    ============    ============    ============

Supplemental disclosure of cash flow information:
      Cash paid during the period for income taxes                     $       --      $    903,112    $  1,015,647    $       --
      No cash was paid during the periods for interest                 $       --      $       --      $       --      $       --

Supplemental disclosure of non-cash activities:
   The Company issued 60,000 shares of common stock
    in exchange for redemption of a debenture
    issued in connection with the purchase of the                      $    120,000    $       --      $       --      $       --
    remaining minority interest in Subsidiary
   Forgiveness of indebtedness in conjunction with                     $       --      $    220,000    $       --      $       --
    sale of Subsidiary
   Convertible debentures including accrued
    interest and unamortized debt issuance costs                       $       --      $       --      $       --      $  5,216,344
    converted to equity during period
   Acquisition of Veritas Technology Solutions Ltd.
    - a stock for stock purchase recorded at the
    fair market value of shares issued on the date                     $       --      $       --      $       --      $    400,000
    of issuance




   The accompanying notes are an integral part of these financial statements.

                               SYNCRONYS SOFTCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (information relating to the nine months ended March 31, 1997 is unaudited)

(1)    ORGANIZATION

       Syncronys Softcorp (the "Company") develops and markets software products for sale principally to software distributors and retailers in the U.S. and Canada. The Company was originally incorporated under the laws of the State of Colorado on May 2, 1986, under the name "Signum Inc." for the purpose of evaluating, structuring and completing a merger with, or acquisition of, a business opportunity. In December 1986, the Company completed an initial public offering of its securities. In November 1987, the Company completed the acquisition of certain assets and entered into the business of attempting to develop a secure modem product designed to protect computer based information. The business ceased operations during 1988 when the Company had depleted its working capital.

       The Company remained inactive until April, 1994 when it arranged for the receipt of a limited amount of funds to recommence minimal operations. On May 9, 1994 the shareholders of the Company approved a name change to "Redstone Capital, Inc." ("Redstone"), a merger with a newly formed Nevada corporation, for the purpose of changing the Company's state of domicile to Nevada and a reduction of the shares outstanding through a 1 for 400 reverse stock split. All financial information and share data contained herein has been adjusted to reflect the reverse split.

       On May 4, 1995, the Company's shareholders approved a merger with Seamless Software Corporation ("Seamless") and a change of the Company's name to Syncronys Softcorp. The merger with Seamless was completed on May 8, 1995, with the Company being the surviving corporation. Seamless was a software developer and publisher with offices in Culver City, California and Vancouver, British Columbia. Seamless was incorporated in Delaware on May 11, 1993, under the name Hypro Technologies, Inc. ("Hypro"), and in March 1995, Hypro effected a merger with a newly formed Nevada corporation for the purposes of changing its domicile to Nevada and changing its name to Seamless Software Corporation. In April 1995, Seamless acquired all of the outstanding common stock of Autoship Systems Corporation ("Autoship"), a company engaged in research, development and marketing of computer software for the marine industry. On March 1, 1996 the Company sold its interest in the Autoship subsidiary and recognized a gain on the sale of approximately $202,000.

       At the time of the acquisition of Autoship by Seamless the defacto controlling beneficial shareholder and chief executive officer of Autoship also owned an indirect majority beneficial interest in Seamless. Redstone shares were issued to a corporation in which this individual has an indirect beneficial interest. In connection with the merger with Seamless the shares issued to the corporation aggregated 6,475,035 or approximately 55% of total common shares then outstanding. Subsequent to such merger an additional 4,024,965 shares, or approximately 35% of then outstanding shares, were issued to the two remaining shareholders of Seamless. Accordingly, the historical financial statements of the Company (formerly "Redstone"), as successor to the Seamless and Autoship businesses, include the combined operations of Seamless for all periods presented and Autoship through February 29, 1996. Additionally, assets and liabilities are recorded at the original accounting basis prior to the merger.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       CASH AND CASH EQUIVALENTS

       Cash and cash equivalents includes certificates of deposit with an initial term of less than three months.

                               SYNCRONYS SOFTCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (information relating to the nine months ended March 31, 1997 is unaudited)

       REVENUE RECOGNITION

       The Company recognizes revenues as products are shipped, net of allowances for returns, provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable by management. The Company provides customer support as an accommodation to purchasers of its products for a limited time. Costs associated with such post sale customer support have been provided for in accrued expenses on the accompanying balance sheet.

       REVENUE RELATED RESERVES

       Reserves for sales returns are established based upon historical experience and management's estimates as shipments are made. The allowance for sales returns totaled $1,166,387 and $672,562 at June 30, 1996 and March 31, 1997, respectively, and is shown as a reduction of accounts receivable on the accompanying balance sheets.

       RESEARCH AND DEVELOPMENT COSTS

       Costs related to designing, developing and testing new software products are expensed as research and development as incurred. Although costs incurred subsequent to establishing technological feasibility of software products are permitted capitalization pursuant to Statement of Financial Accounting Standards ("SFAS") No. 86 (Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed), the Company has not capitalized any software development costs since the impact to the financial statements for the periods presented has been immaterial. Research and development costs aggregated $1,521,374 and $676,037 for the fiscal years ended June 30, 1996 and 1995, respectively, and $1,736,752 for the nine months ended March 31, 1997, respectively.

       DEPRECIATION AND AMORTIZATION

       Property and equipment are stated at cost. Depreciation is provided on furniture and equipment using the straight-line method over the estimated economic life of the assets, generally three years. Depreciation is provided on leasehold improvements using an accelerated method over the estimated economic life or the lease term, whichever is shorter.

       INCOME TAXES

       The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement
       109). Statement 109 requires that deferred income taxes be recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

       NET EARNINGS (LOSS) PER SHARE

       Net earnings per share are based on the weighted average number of common and common equivalent shares outstanding during each period. Additionally, common shares issued in the merger of Seamless into the Company (note 1) have been assumed to be outstanding for all periods presented. Common stock equivalents and convertible debentures have been excluded from the computation for the year ended June 30, 1996 and the nine months ended March 31, 1996 and 1997, loss periods, as their inclusion would be anti-dilutive.

                               SYNCRONYS SOFTCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (information relating to the nine months ended March 31, 1997 is unaudited)

       FINANCIAL INSTRUMENTS

       The Financial Accounting Standards Board's SFAS No. 107 (Disclosures about Fair Value of Financial Instruments) defines fair value of a financial instument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company's carrying value of trade and other accounts receivables, income tax receivable, notes receivable, accounts payable, accrued expenses, product recall liability and convertible debentures approximates fair value because the instrument has a short-term maturity or because applicable interest rates are comparable to current borrowing rates.

       LONG-LIVED ASSETS

       In March 1995, SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of) was issued. This statement provides guidelines for recognition of impairment losses related to long-term assets and is effective for fiscal years beginning after December 15, 1995. The Company's management does not believe that the adoption of this new standard will have a material effect on the Company's financial statements.

       ACCOUNTING FOR STOCK OPTIONS

       In October 1995, SFAS No. 123 (Accounting for Stock-Based Compensation) was issued. This statement encourages, but does not require, a fair value based method of accounting for employee stock options and will be effective for fiscal years beginning after December 15, 1995. The Company has elected to continue to measure and to recognize compensation costs under APB Opinion No. 25 (Accounting for Stock Issued to Employees) and to comply with the pro forma disclosure requirements of SFAS No. 123.

       USE OF ESTIMATES

       Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liablilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3)    OTHER RECEIVABLES

       Other receivables at June 30, 1996 consists primarily of a $2,000,000 receivable from the Company's primary director's and officer's insurance carrier for reimbursement of a lawsuit settlement. As discussed at note 15, the Company has reached a settlement in principle whereby the Company and its insurers would pay $3,250,000 as full settlement. The Company's primary director's and officer's insurance carrier has agreed to contribute $2,000,000 to the settlement pursuant to the terms of the insurance policy.

                               SYNCRONYS SOFTCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (information relating to the nine months ended March 31, 1997 is unaudited)

(4)    UNAMORTIZED DEBT ISSUANCE COSTS

       Unamortized debt issuance costs of $2,000,930 at June 30, 1996 represent $1,379,068 unamortized portion of fees and expenses and $621,862 unamortized discount related to the Company's issuance of $13 million in convertible debentures (see note 10 and 17). The fees and expenses will be amortized through the date of conversion or the maturity date, whichever is earlier, and the discount will be amortized over the remaining conversion period of the debenture, approximately three months. Unamortized debt issuance costs of $588,429 at March 31, 1997 represent the unamortized portion of fees and expenses (unaudited).

(5)    PROPERTY AND EQUIPMENT

       Property and equipment at June 30, 1996 consists of the following:

                   Computer & office equipment     $  33,341
                   Furniture and equipment            92,241
                   Leasehold improvements             73,551
                                                   ---------
                                                     199,133
                   Less accumulated depreciation     (76,116)
                                                   ---------
                                                   $ 123,017
                                                   =========



(6)    NOTE RECEIVABLE FROM RELATED PARTY

       On March 1, 1996, the Company sold Autoship, its wholly-owned subsidiary, (see note 1) to a British Columbia company in which an outside director of the Company is the sole shareholder. Pursuant to the sale agreement, the Company received forgiveness of indebtedness of CDN$300,000 (or approximately US$220,000) and a note for CDN$300,000 (or approximately US$220,000). The Company believes that the terms of the sale are comparable to those applicable under an arms-length transaction.

       The note receivable bears no interest, is secured by the assets of Autoship and requires annual principal payments of CDN$100,000 on March 1 1997, 1998 and 1999. The long-term portion of the note receivable totaled USD$146,670 and USD $73,330 at June 30, 1996 and March 31, 1997,
       respectively. The current portion of $73,330 and 146,670 at June 30,1996 and March 31, 1997, respectively, is reflected in other receivables on the accompanying balance sheet.

(7)    AMOUNTS DUE FROM RELATED PARTIES, PRINCIPALLY SHAREHOLDERS

       At June 30, 1996 and March 31, 1997 the Company had $148,500 and $114,000, respectively, in amounts due from certain officers and shareholders, and a former officer of the Company. The loans bear interest at a rate of prime plus 2% with the principal amount of the loan to be paid on demand. The Company does not anticipate collecting the amounts within the next twelve months.

                               SYNCRONYS SOFTCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (information relating to the nine months ended March 31, 1997 is unaudited)

( 8)   ACCRUED EXPENSES

       Accrued expenses at June 30, 1996 and March 31, 1997, respectively, consist of the following:

                                                June 30, 1996  March 31, 1997
                                                ------------   --------------
                                                                 (unaudited)
  SoftRAM litigation and settlement costs        $4,299,318        $1,250,000
  Sales &  marketing expenses                       484,386           623,088
  Other                                             258,494           145,005
                                                 ----------        ----------
                                                 $5,042,198        $2,018,093
                                                 ==========        ==========


(9)    PRODUCT RECALL LIABILITY

       The Company announced on October 20, 1995 that it had identified a problem with the Windows 95 version of its primary product SoftRAM (SoftRAM95), the net result of which is that Random Access Memory ("RAM") was not being delivered to the Windows 95 operating system. On December 18, 1995, the Company initiated the recall of SoftRAM95 from the retail channel. As a result of the product problem and recall, various third parties asserted legal claims against the Company (see note 15). Although the final cost of the recall cannot be estimated with any certainty, the Company has taken a one time charge of $12,344,652 during fiscal 1996 to provide for the expected costs of this recall. The nonrecurring charge consists of the following:

         Refund and upgrade obligation
             arising from legal settlement                  $ 2,358,200
         Estimated returns related to product recall          5,767,375
         Other legal settlements and related
              fees                                            4,219,077
                                                            -----------
                                                            $12,344,652
                                                            ===========


         The product recall liability at June 30, 1996 and March 31, 1997, respectively, consists of the following:


                                             June 30, 1996      March 31, 1997
                                             -------------      --------------
                                                                 (unaudited)
     Sales returns on collected sales          $1,003,557        $     --
     Refund and upgrade obligation
          arising from legal settlement         2,358,200           400,000
                                               ----------        ----------
                                               $3,361,757        $  400,000
                                               ==========        ==========

                               SYNCRONYS SOFTCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (information relating to the nine months ended March 31, 1997 is unaudited)

(10)   CONVERTIBLE DEBENTURES

       On May 22, 1996, the Company completed a $13 million private placement of convertible debentures. The convertible debentures were sold at 100 percent of principal amount and carry an interest rate of ten percent, with interest deferred until the earliest of the date of conversion, redemption or May 17, 1999. The debentures are initially convertible at the option of the holder beginning in 45 days from the closing date into free trading shares of the Company's common stock at the lesser of $5.50 per share or eighty five percent of the market price of the Company's common stock at the time of conversion. Any debentures not converted by May 22, 1999 and related accrued interest will automatically be converted into common stock based on the conversion rate, as defined (see note 15).

       Each convertible debenture carries a warrant entitling its holder to initially purchase a number of shares of the Company's common stock, equal to the aggregate principal amount of such debenture divided by $5.50. Warrants are not exercisable for 105 days from the date of issuance, have a five-year term and are exercisable at a purchase price of $5.50 per share. The value ascribed to the warrants was not material to the Company's consolidated financial statements.

(11)   INCOME TAXES

       Income tax expense (benefit) for the years ended June 30, 1996 and 1995 is as follows:


                                             1995
                          Current          Deferred            Total
                         ---------         ---------         ---------
          Federal        $ 608,821          (195,000)        $ 413,821
          State            144,482           (35,000)          109,482
                         ---------         ---------         ---------
                         $ 753,303          (230,000)        $ 523,303
                         =========         =========         =========


                                           1996
                         Current          Deferred            Total
                        ---------         ---------         ---------
         Federal        $(530,546)          195,000         $(335,546)
         State            (84,049)           35,000           (49,049)
                        ---------         ---------         ---------
                        $(614,595)          230,000         $(384,595)
                        =========         =========         =========

                               SYNCRONYS SOFTCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (information relating to the nine months ended March 31, 1997 is unaudited)


Income tax expense differs from the amount computed by applying the Federal statutory tax rate of 34% to income (loss) before income taxes as shown below:


                                               1995               1996
                                           -----------         -----------
    Computed "expected" income
        tax (benefit) expense              $   413,321         $(4,218,225)
    Nondeductible items -
        compensation expense                      --               365,120
    Nondeductible items-
        amortization of discount on
        convertible debentures                    --               441,521
    Change in the valuation
        allowance                                 --             3,433,000
    State income taxes, net of
        Federal benefit                        109,482              10,443
    Carryback and refund of
        taxes from prior year                     --              (413,821)
    Other                                          500              (2,633)
                                           -----------         -----------
                                           $   523,303         $  (384,595)
                                           ===========         ===========


The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at June 30, 1996 and 1995 are presented below:


                                               1995                1996
                                            -----------        -----------
    Deferred tax assets:
    Accounts receivable reserves            $   127,500        $    94,000
    Inventory                                      --              131,000
    Net operating loss carryforwards               --            2,665,000
    Accrued expenses                             68,000            520,000
    Other                                        34,500             23,000
                                            -----------        -----------
    Total gross deferred tax asset              230,000          3,433,000
    Less: valuation allowance                      --           (3,433,000)
                                            ===========        ===========
    Net deferred tax asset                  $   230,000        $      --
                                            ===========        ===========


In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the level of deferred tax assets are deductible, management believes that it is not more likely than not that the Company will realize the benefits of these deductible differences at June 30, 1996. Accordingly, a valuation allowance has been provided for the total deferred tax assets.

                               SYNCRONYS SOFTCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (information relating to the nine months ended March 31, 1997 is unaudited)

(12)   STOCK OPTION PLAN

       In May, 1995 the Board of Directors (the "Board") of the Company adopted the "1995 Stock Option Plan" (the "Plan") which was approved by the Company's shareholders on November 28, 1995. The Plan allows the Board to grant stock options from time to time to employees, officers, directors of the Company and consultants to the Company. At the time of grant of the options the Board determines whether the options are to be "Incentive Stock Options" or "Non-Qualified Stock Options". Incentive Stock Options may only be granted to employees of the Company. The options vest over periods prescribed by the Board at the time of grant. The Plan may be amended at any time by the Board of Directors of the Company under certain restrictions. All options granted through June 30, 1996 have been granted at exercise prices equal to the fair market value at the date of grant. In addition, the Company grants stock options to third parties from time to time under an informal option plan. Stock option activity under the Plans follows:


                                                 NUMBER OF        PRICE PER
                                                   SHARES           SHARE
                                               -------------   --------------
       Balance at June 30, 1995                      703,000   $         6.50
       Options granted                               980,000       2.625-6.50
       Options terminated                            (56,918)            6.50
                                               -------------   --------------
       Balance at June 30, 1996                    1,626,082       2.625-6.50
       Options granted (unaudited)                 1,315,000       0.875-3.53
       Options terminated (unaudited)                (88,710)       1.50-6.50
                                               -------------   --------------
       Balance at March 31, 1997
           (unaudited)                             2,852,376   $   0.875-6.50
                                               =============   ==============


Under the terms of the plans 818,000 and 1,549,692 options were exercisable as of June 30, 1996 and March 31, 1997, respectively. The remaining 808,082 and 1,302,684 options issued as of June 30, 1996 and March 31, 1997, respectively, vest at varying intervals through 2002. The weighted average remaining contractual life of stock options as of March 31, 1997 was as follows (unaudited):


                             Options Outstanding                                            Options exercisable
------------------------------------------------------------------------------    -----------------------------------------
                             Options                                Weighted           Options            Weighted average
       Range of           outstanding at          Remaining          average       exercisable at              average
       exercise            at March 31,          contractual        exercise        at March 31,           exercise price
        prices                 1997                  life             price             1997                    price
-------------------     -----------------    -----------------   -------------    ----------------        -----------------
$  0.875 - 1.25               355,000           4.6 years        $  1.034              66,650             $  0.9812
   1.375 - 1.50               225,000           4.6 years           1.458               8,333                 1.375
   2.625 - 3.53             1,582,500           3.1 years           3.096             817,500                 3.038
   6.50                       689,876           3.1 years            6.50             657,209                  6.50
-------------------     -----------------    -----------------   -------------    ----------------        -----------------
$  0.875 - 6.50             2,852,376           3.4 years        $  3.533           1,549,692              $  4.409
===================     =================    =================   =============    ================        =================

                               SYNCRONYS SOFTCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (information relating to the nine months ended March 31, 1997 is unaudited)


       During the year ended June 30, 1996 and nine months ended March 31, 1997 the Company granted 935,000 and 270,000 options, respectively, to non-employees in exchange for certain product licensing agreements and services. In accordance with SFAS No. 123 provisions requiring recording of the fair value of services received for options granted to non-employees, the Company recorded compensation expense of $717,633 and $213,840 at June 30, 1996 and March 31, 1997, respectively, for the vested portion of the estimated fair value of the stock options at the date of grant. Unvested options with a value at the grant date of $574,462 and $786,454, at June 30, 1996 and March 31, 1997, respectively, will be expensed over the vesting period, generally one to three years. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 70%; risk-free interest rates of 6.25%; and expected lives ranging from two to three years.

(13)   SIGNIFICANT CUSTOMERS, CONCENTRATION OF CREDIT RISK AND OTHER
       CONCENTRATIONS

       Significant Customers

       The Company has three significant customers that comprised 37%, 30% and 11%, respectively, of net sales for the year ended June 30, 1996. During the year ended June 30, 1995 sales to two customers comprised 45% and 21%, respectively, of net sales. During the nine months ended March 31, 1997 sales to two customers comprised 41% and 45%, respectively, of net sales.

       Concentration of Credit Risk

       Certain financial instruments subject the Company to credit risk. These financial instruments consist primarily of trade receivables. The Company sells its products primarily to software distributors and resellers. The Company performs ongoing credit evaluations of its customers and maintains reserves, including reserves to estimate the potential for future product returns.

       Other Concentrations

       The Company's SoftRAM product line represents 96% and 71% of the Company's net sales for the years ended June 30, 1996 and 1995, respectively. As a result of the Company's recall of SoftRAM, the Company's future revenues are dependent upon the Company's ability to develop new products, including the new version of SoftRAM. Windrenalin HD represents 48 % of the Company's net sales for the nine month period ended March 31, 1997 (unaudited).

                               SYNCRONYS SOFTCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (information relating to the nine months ended March 31, 1997 is unaudited)


(14)   SCHEDULE OF VALUATION AND QUALIFYING ACCOUNT

       Following is a summary of activity in the Company's allowance for doubtful accounts and sales returns for the year ended June 30, 1996 and the nine months ended March 31, 1997 (unaudited):

                                                        ALLOWANCE FOR
                                                           DOUBTFUL              ALLOWANCE FOR
                                                           ACCOUNTS              SALES RETURNS
                                                         ------------            ------------
         Balance at June 30, 1995                        $     35,000            $    340,000
         Additions charged to cost and expenses                     -               5,930,205 (1)(3)
         Deductions                                           (35,000)             (5,103,818)(2)
                                                         ------------            ------------
         Balance at June 30, 1996                                   -               1,166,387 (1)(3)
         Additions charged to cost and expenses               100,000                 175,936
             (unaudited)
         Deductions (unaudited)                                     -                (669,761)
                                                         ------------            ------------
         Balance at March 31, 1997 (unaudited)           $    100,000            $    672,562
                                                         ============            ============


(1) $1,166,387 has been charged against net sales and $4,763,818 has been recorded as a nonrecurring charge.
(2) Actual returns and product recalled by the Company during the year ended June 30, 1996.
(3) An additional $1,003,557 has been charged as expense and recorded as product recall liability as of June 30, 1996.


(15)   COMMITMENTS AND CONTINGENCIES

       The Company rents its facility under an informal lease arrangement which requires monthly payments ranging from $8,900 to $10,500 over the three year lease term expiring in December 1998. Rent expense for the years ended June 30, 1995 and 1996 were $32,436 and 71,908, respectively. The minimum lease commitments under the lease aggregate as follows:



                    For the year ended June 30:
                    1997                                      $    111,000
                    1998                                           121,000
                    1999                                            63,000
                                                              ------------
                    Total minimum lease commitments           $    295,000
                                                              ============


       The Company is obligated under employment agreements with certain officers of the Company which have initial terms through 2000 and renewal options for each four year period thereafter.

       The Company has been engaged in various lawsuits arisng from the product recall during the year ended June 30, 1996. As of June 30, 1996, the Company reached settlement in principle on two of its lawsuits. In one of the lawsuits, the Company and certain current or former directors and officer of the Company have been named as defendants in a putative class action lawsuit commenced on December 14, 1995 in the United States District Court. The complaint claims that purchasers of the Company's common stock between June 1, 1995 and December 7, 1995

                               SYNCRONYS SOFTCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (information relating to the nine months ended March 31, 1997 is unaudited)

       suffered damages. The putative class is seeking damages of an unspecified amount, injunctive relief and the costs and expenses of litigation including attorneys fees. The parties have reached settlement in principle, whereby the defendants would pay $3,250,000 in full settlement. The Company's primary director's and officer's insurance carrier has agreed to contribute up to $2,000,000 to the settlement. The Company's excess director's and officer's insurance carrier has agreed to contribute up to $1,250,000 to the settlement, but has preserved its coverage defenses and has reserved its right to bring a declaratory action against the Company to recover its contributions. (Subsequent to June 30, 1996 the insurance carrier filed a complaint for declaratory relief against the Company and certain current and former officers and directors and the Company filed a counterclaim for bad faith against the insurance company and the brokers.) The parties have submitted the settlement papers to the court. Any settlement is subject to notice and court approval. The Company has provided for the $3,250,000 in accrued expenses on the accompanying balance sheet as of June 30, 1996, and has recorded a receivable for the $2,000,000 to be reimbursed by the primary insurance carrier (see note 3). In the second lawsuit, the Company has agreed to pay an immaterial amount, which the Company has provided for in accrued expenses in the accompanying balance sheet. The Company has secured final settlement on all other lawsuits arising from the product recall and has provided for the settlement costs in full as of June 30, 1996. Although the Company is not aware of any other asserted or unasserted legal claims, there can be no assurance that other claims relating to the product recall will not be asserted in the future.

(16)   EVENTS SUBSEQUENT TO JUNE 30, 1996

       On August 1, 1996, the Board approved an amendment to the Company's stock option plan (which was again amended by the Board in October of 1996) to increase the total number of options to be granted under the Company's stock option plan from 1,200,000 to 2,000,000 (subject to adjustment in the event of certain recapitalizations, stock splits, reorganizations and similar transactions). This increase in total number of options to be granted under the plan was approved by the Company's Shareholders on November 26, 1996.

       In December, 1996, the Company acquired a foreign software developer. As part of the agreement, the Company issued 400,000 shares of its common stock upon the closing of the transaction and may issue up to 600,000 shares in future periods if certain performance milestones, as defined in the agreement, are achieved. The transaction was accounted for under the purchase method. The pro forma effect of the transaction, assuming it had taken place on July 1, 1996 would be immaterial to the accompanying financial statements.

(17)   RESTATEMENT OF FINANCIAL STATEMENTS

       In March 1997, the Securities and Exchange Commission issued a new interpretation for the accounting for convertible preferred stock and convertible debt instruments issued with provisions providing for conversion into common stock at a discount from the market price of the common stock. The new interpretation provides that assured incremental yield embedded in the conversion terms' discount from fair market value should be accounted for as an additional interest expense in the case of convertible debt and as a dividend to preferred shareholders in the case of convertible preferred stock. Accordingly, the Company has restated its financial statements for the year ended June 30, 1996. At June 30, 1996, compliance with this new ruling resulted in a non-cash charge to interest expense of $1.3 million, and accounted for a $0.10 per share increase in the Company's net loss per share. During the nine month period ended March 31, 1997 additional charges aggregating $621,862 relating to the original issue discount were amortized as interest expense over the remaining conversion period of the debenture, approximately three months.

                               SYNCRONYS SOFTCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (information relating to the nine months ended March 31, 1997 is unaudited)



       A summary of the impact of such restatement of the financial statements for the year ended June 30, 1996 is as follows:

                                              Previously             As Restated
                                              Reported
                                             -----------            ------------
Net loss .........................           (10,723,357)           (12,021,950)
Net loss per share ...............                  (.77)                  (.87)
Assets ...........................            15,328,356             15,950,218
Stockholders Deficiency ..........            (7,283,666)            (6,661,804)



(18)   EVENTS SUBSEQUENT TO MARCH 31, 1997 (UNAUDITED)

       On April 10, 1997, the Company completed a $1,250,000 private placement of a convertible debenture. The convertible debenture was sold at 100 percent of principal amount and carries an interest rate of nine percent with interest deferred until the earliest of the date of conversion or April 10, 2000. The debenture is convertible, in whole or in part, at the option of the holder at any time into restricted shares of the Company's common stock at a coversion price of $1.80 per share. Any amount not converted by April 10, 2000 and related accrued interest will automatically be converted into common stock based on the conversion rate. The convertible debenture carries a warrant entitling its holder to purchase 694,444 shares of the Company's common stock at a purchase price of $2.75 per share. The warrant may be exercised, in whole or in part, at any time throughout its five year term.

       On June 27, 1997, the Company completed a private placement of up to 5,000 shares or $5,000,000 in convertible preferred stock along with up to 1,350,000 warrants to purchase one share of the Company's common stock with exercise prices varying based on calculations on the issue dates. Under the terms of the transaction the Company issued 2,000 shares of preferred stock yielding eight percent for $2,000,000 along with 600,000 warrants with an exercise price of $3.75 per share. The preferred shares are convertible into common stock at a price ranging from a zero discount to the market price to a maximum of 15 percent after 12 months following the close. Subject to certain conditions, the Company may issue up to 3,000 additional shares of preferred stock and 750,000 warrants over the next eight months. The Company retains the right to call the preferred shares in certain circumstances.

       The Company is in the process of determining the amount of incremental interest expense and preferred stock dividends which will be recorded over the respective conversion periods pertaining to the April 10, 1997 and June 27, 1997 private placements described above. The Company intends to record the assured incremental yield embedded in the conversion terms' discount from fair market value as additional interest expense in the case of the $1,250,000 convertible debenture and as preferred dividends in the case of the preferred stock placements.

       On June 27, 1997 the Company entered into a settlement in the action and counterclaim with one of the Company's insurance carriers and their brokers (see note 15), pursuant to which the Company and the brokers will pay the insurance carrier $250,000 and $200,000, respectively.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS.



ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 78.751 of the Nevada Corporation Law of the State of Nevada, under which the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

         Subsection 78.751 of the Nevada Corporation Law further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such section, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         Article VII of the Company's Articles of Incorporation provides that the Company may indemnify directors, officers, employees and agents to the full extent allowed for under the Nevada Business Corporation Act.

         Article XI of the Articles of Incorporation of the Company provides that no director, officer or stockholder of the Company shall be personally liable for damages for breach of fiduciary duty as a director or officer; provided, that this provision shall not eliminate liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments or distributions in violation of Nevada law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses payable by the Registrant in connection with the issuance and distribution of the Securities being registered (other than underwriting discounts or commissions) are estimated as follows:

SEC Registration Fee  . . . . . . . . . . . . .   $4,581.00

NASD Fees . . . . . . . . . . . . . . . . . . . .  ________

Blue Sky Filing Fees and Expenses . . . . . . . .  ________

Transfer Agent's Fee and Expenses . . . . . . . .  ________

Listing Fees  . . . . . . . . . . . . . . . . . .  ________

Accounting Fees and Expenses  . . . . . . . . . .  ________

Legal Fees and Expenses . . . . . . . . . . . . .  ________

Printing Expenses . . . . . . . . . . . . . . . .  ________

Miscellaneous . . . . . . . . . . . . . . . . . .  ________

     TOTAL  . . . . . . . . . . . . . . . . . .   $________

The Selling Stockholder will pay to the Company an amount equal to $30,000 in connection with the foregoing expenses.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         (a) In the three years preceding the filing of this Registration Statement, the Registrant has sold and issued the following securities which were not registered under the Securities Act:

         On May 8, 1995, the Company issued a total of 10,500,000 shares of its common stock in connection with the merger with Seamless.

         On June 5, 1996, the Company issued 150,000 shares of its common stock pursuant to a consulting agreement.

         On April 10, 1997 the Company issued a $1,250,000 9% convertible debenture and warrants to purchase 694,444 shares of common stock.

         On June 27, 1997, the Company issued a total of 2,000 shares of 8% convertible preferred stock and warrants to purchase 600,000 shares of the Company's common stock.

         The sale and issuance of the securities in the above transactions were exempt from registration under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. The recipients in each case acquired such securities for investment only and not with a view to the distribution thereof and appropriate restrictive legends and disclosures were affixed to the stock certificates issued in such transactions. All recipients had full access to information about the Registrant and were given the opportunity to verify any information furnished to them.

         On May 22, 1996 the Company issued $13 million of convertible debentures and warrants to purchase 2,363,636 shares of common stock pursuant to Regulation S under the Securities Act of 1933, as amended.

         Since July 6, 1996, $10,096,600 principal amount of convertible debentures (plus accrued interest at the conversion dates) have been converted into 7,088,718 shares of the Company's common stock. The common stock was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended and Regulation S thereunder.

ITEM 27.  EXHIBITS.

         The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

ITEM 28.  UNDERTAKINGS.

         1.      The undersigned, Company, hereby undertakes:

                 (a) To file, during any period in which the Company offers or sells securities, a post-effective amendment(s) to this registration statement.

                 (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (2) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                 (3) To include any additional of changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

                 (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Culver City, State of California, on July 10, 1997.



                                            SYNCRONYS SOFTCORP
                                            By:  /s/  Daniel G. Taylor
                                               ------------------------------
                                            Daniel G. Taylor
                                            Chairman of the Board,
                                            Executive Vice President

         KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel G. Taylor and/or Rainer Poertner his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendment (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signatures                         Title                                          Date
                  ----------                         -----                                          ----
 /s/ Daniel G. Taylor                           Chairman of the Board,                          July 10, 1997
 ----------------------------------             Executive Vice President
            Daniel G. Taylor

 /s/ Rainer Poertner                            Chief Executive Officer,                        July 10, 1997
 ----------------------------------             President and Director
            Rainer Poertner

                                                (Principal Executive Officer)

 /s/ Barbara Velline                            Chief Financial Officer                         July 10, 1997
 ----------------------------------             (Principal Financial and Accounting Officer)
            Barbara Velline

 /s/ Lloyd I. Baron                             Director                                        July 10, 1997
 ----------------------------------
            Lloyd I. Baron

EXHIBIT INDEX






EXHIBIT INDEX

=================================================================================================================================
EXHIBIT                                                                                                               SEQUENTIAL
 NUMBER                        DESCRIPTION                                    LOCATION                               PAGE NUMBER
---------------------------------------------------------------------------------------------------------------------------------
 3.1                          Articles of                                  Incorporated by
                              Incorporation and                            reference to the
                              Bylaws                                       Issuer's Form 10-KSB
                                                                           dated October 4, 1995

 5.1                          Opinion on Legality                          To be Filed By
                                                                           Amendment

 10.1                         Employment Agreement                         Incorporated by
                              with Rainer Poertner                         reference to the
                                                                           Issuer's Form 10-KSB
                                                                           dated October 4, 1995

 10.2                         Employment Agreement                         Incorporated by
                              with Daniel G. Taylor                        reference to the
                                                                           Issuer's Form 10-KSB
                                                                           dated October 4, 1995

 10.3                         Employment Agreement                         Incorporated by
                              with Jon Jackson                             reference to the
                                                                           Issuer's Form 10-KSB
                                                                           dated September 30,
                                                                           1996

 10.4                         Stock Option Plan                            Incorporated by
                                                                           reference to the
                                                                           Issuer's Form 10-KSB
                                                                           dated October 4, 1995

EXHIBIT INDEX

=================================================================================================================================
EXHIBIT                                                                                                               SEQUENTIAL
 NUMBER                        DESCRIPTION                                    LOCATION                               PAGE NUMBER
---------------------------------------------------------------------------------------------------------------------------------
 10.5                        Agreement                          Incorporated by
                             dated January                      reference to
                             15, 1996 as                        the Issuer's
                             amended                            Form 10-KSB
                             February 26,                       dated September
                             1996 among                         30, 1996
                             Syncronys
                             Softcorp and
                             Seamless
                             Software
                             Corporation

 10.6                        Agreement                          Incorporated by
                             dated December                     reference to
                             8, 1996 among                      the Issuer's
                             Syncronys                          Form 10-QSB
                             Softcorp and                       filed May 5,
                             Acceleration                       1997 (Portions
                             Software                           of Exhibit 10.6
                             International                      were omitted
                             Corporation                        pursuant to a
                                                                request for
                                                                confidential
                                                                treatment.)

 23.1                        Consent of
                             KPMG Peat
                             Marwick